Exhibit 10.35

* Certain information identified by “[***]” has been excluded from this exhibit because it is both not material and is the type that the registrant treats as private or confidential.

LICENSE Agreement

This License Agreement (the “Agreement”) is entered into as of December 11, 2020 (the “Effective Date”), by and between Anteris Bio, Inc., a Delaware corporation having an address at 1111 Broadway, Suite 1300, Oakland, CA, 94607 (“Anteris”) and vTv Therapeutics LLC, a limited liability company having an address at 3980 Premier Drive, Suite 310, High Point, NC 27265 (“vTv”).  Anteris and vTv may be referred to herein individually as a “Party” or collectively as the “Parties”.

Recitals

Whereas, vTv owns certain compounds and patents, know-how, and other intellectual property relating to such compounds;

Whereas, Anteris possesses resources and expertise in the development and commercialization of pharmaceutical products;

Whereas, Anteris desires to obtain an exclusive license to develop, manufacture, commercialize and otherwise exploit the Licensed Compound and Licensed Products in the Field (each as defined below) and vTv desires to grant to Anteris such license.

Agreement

Now, Therefore, in consideration of the foregoing premises and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Anteris and vTv hereby agree as follows:

1.	Definitions

1.1“Accounting Standards” means United States Generally Accepted Accounting Principles (GAAP) or International Financial Reporting Standards (IFRS), as consistently applied by Anteris or its Affiliates or Sublicensees, as applicable.

1.2“Anteris Indemnitee” has the meaning set forth in Section 10.2.

1.3“Anteris Technology” means (a) Know-How, including Anteris’ interest in Joint Know-How, that (i) Anteris Controls after the Effective Date, (ii) is developed, discovered, made, conceived, or reduced to practice in the course of Developing or Commercializing any Licensed Compound or Licensed Product under this Agreement, and (iii) is [***] for the research, Development, manufacture, use, Commercialization or other Exploitation of any Licensed Compound or Licensed Product in the Field, and (b) Patents, including Anteris’ interest in Joint Patents, that Anteris Controls after the Effective Date and that (i) Cover Know-How described in subclause (a), or any Licensed Compound, or Licensed Product (or, with respect to Patent applications, would Cover if such Patent applications were to issue as Patents) or (ii) are [***]) for the research, Development, manufacture, use, Commercialization or other Exploitation of any Licensed Compound or Licensed Product in the Field.

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1.4“Affiliate” means, with respect to a Party, any entity that, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with such Party, but for only so long as such control exists.  As used in this Section 1.4, “control” means (a) to possess, directly or indirectly, the power to direct the management or policies of a Party, whether through ownership of voting securities, by contract relating to voting rights or corporate governance; or (b) direct or indirect beneficial ownership of more than fifty percent (50%) (or such lesser percentage which is the maximum allowed to be owned by a foreign corporation in a particular jurisdiction) of the voting share capital or other equity interest in a Party.  Notwithstanding with foregoing, no member of the Sponsor Group shall be considered an Affiliate of vTv.

1.5“Applicable Laws” means applicable laws, statutes, ordinances, rules, regulations, guidances and orders of any Governmental Authority having jurisdiction over or related to the subject item.

1.6“Auditor” has the meaning set forth in Section 7.4.

1.7“Backup Compound” means a small molecule activator of Nrf2 that binds to and inhibits Bach1, in all pharmaceutical forms, that is Controlled by vTv as of the date that Anteris determines to cease Development of the Lead Compound and is designated as a Backup Compound in accordance with Section 4.5.

1.8“Calendar Quarter” means each respective period of three (3) consecutive months ending on March 31, June 30, September 30, and December 31; provided that (a) the first Calendar Quarter of the Term shall begin on the Effective Date and end on the first to occur of March 31, June 30, September 30, and December 31 thereafter; and (b) the final Calendar Quarter of the Term shall end on the last day of the Term.

1.9“Calendar Year” means each respective period of twelve (12) consecutive months ending on December 31; provided that (a) the first Calendar Year of the Term shall begin on the Effective Date and end on December 31 of the calendar year in which the Effective Date falls, and (b) the final Calendar Year of the Term shall end on the last day of the Term.

1.10“Claim” has the meaning set forth in Section 10.1.

1.11“Clinical Trial” means a clinical study in which a pharmaceutical product is administered to human subjects that is designed to (a) establish that the pharmaceutical product is reasonably safe for continued testing; (b) investigate the safety and efficacy of the pharmaceutical product for its intended use, and to define warnings, precautions and adverse reactions that may be associated with the pharmaceutical product in the dosage range to be prescribed; (c) support Regulatory Approval of the pharmaceutical product or label expansion of the pharmaceutical product; or (d) obtain, support or maintain marketing approval, including any and all post-marketing commitments.

1.12“Combination Product” means a Licensed Product that is (a) sold in the form of a combination that contains or comprises a Licensed Compound together with one or more other therapeutically active pharmaceutical agents (whether co-formulated or co-packaged or otherwise

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sold under one pricing scheme (whether payment of such price is paid to the same or to more than one seller)) that is not a Licensed Compound or (b) [***] such Combination Product (such additional therapeutically active pharmaceutical agent, delivery device or other component an “Other Product”).

1.13“Commercialization” means the conduct of all activities undertaken before and after Regulatory Approval relating to the promotion, sales, marketing, and distribution (including importing, exporting, transporting, customs clearance, warehousing, invoicing, handling, and delivering products to customers) of products, including sales force efforts, detailing, advertising, market research, market access (including price and reimbursement activities), marketing, sales force training, and sales (including receiving, accepting, and filling product orders). In addition, although not involving promotion or sales, medical affairs, including medical education and information services, publication, scientific, advisory and collaborative activities with opinion leaders and professional societies including symposia, and medical support, shall be included within the definition of “Commercialization” for purposes of this Agreement.   “Commercialize” and “Commercializing” have correlative meanings.

1.14“Commercially Reasonable Efforts” means, with respect to Anteris’ obligations to Develop, seek MAA Approval, and Commercialize a Licensed Product under this Agreement, those efforts and resources that a reasonably capitalized pharmaceutical company of similar size to Anteris would use in the development, manufacture, and commercialization of a pharmaceutical product owned by such company, which is at a similar stage of research, development, or commercialization, is in a similar therapeutic and disease area, and is of similar market potential, taking into account (a) such product’s: (i) profile of efficacy and safety; (ii) proprietary position, including patent and regulatory exclusivity; (iii) regulatory status, including likelihood of obtaining and timing of regulatory approval, anticipated or approved labeling, and anticipated or approved post-approval requirements; and (iv) present and future market and commercial potential, including competitive market conditions and the expected and actual profitability and return on investment, (b) the expected and actual competitiveness of alternative Third Party products (including generic or biosimilar products) under development or sold in the marketplace, (c) issues regarding the ability to manufacture, have manufactured or obtain adequate supply of product, and (d) relative strategic value with respect to other compounds and products in its portfolio of compounds and products.

1.15“Competing Product” means any compound or product, other than the Licensed Compound and Licensed Products, that [***]. For clarity, if [***].

1.16“Confidential Information” means all Know-How and other proprietary scientific, marketing, financial, or commercial information or data that is generated by or on behalf of a Party or its Affiliates or which one Party or any of its Affiliates has supplied or otherwise made available to the other Party or its Affiliates, whether made available orally, in writing, or in electronic form, including information comprising or relating to concepts, discoveries, inventions, data, designs, or formulae in relation to this Agreement.  Confidential Information shall include: (a) the terms and conditions of this Agreement, and (b) confidential information disclosed by the Parties or their Affiliates pursuant to any confidentiality agreement entered into by the Parties or their Affiliates prior to the Effective Date.

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1.17“Control” or “Controlled” means, with respect to any compound, Know-How, Patents, or other intellectual property rights, the legal authority or right (whether by ownership, license, or otherwise, but without taking into account the license granted pursuant to Section 2.1) of a Party to grant access, a license, or a sublicense of, to or under such compound, Know-How, Patents, or other intellectual property rights to the other Party, or to otherwise disclose proprietary or trade secret information to such other Party, without breaching the terms of any agreement with a Third Party, or misappropriating the proprietary or trade secret information of a Third Party.

1.18“Cover” means, with respect to a particular subject matter at issue and a relevant Patent, that, in the absence of ownership of or a license under such Patent, the manufacture, use, sale, offer for sale, or importation of such subject matter would infringe one or more claims of such Patent (or, in the case of a claim of a pending patent application, would infringe such claim if it were to issue as a claim of an issued patent).

1.19“Development” means all development activities for a product (whether alone or for use together, or in combination, with another active agent or pharmaceutical product as a combination product or combination therapy) that are directed to obtaining Regulatory Approval(s) of such product and lifecycle management of such product in any country in the world, including all non-clinical, preclinical, and clinical testing and studies of a product; toxicology, pharmacokinetic, and pharmacological studies; statistical analyses; assay development; protocol design and development; the preparation, filing, and prosecution of any MAA for a product; development activities directed to label expansion and/or obtaining Regulatory Approval for one or more additional indications following initial Regulatory Approval; development activities conducted after receipt of Regulatory Approval; and all regulatory affairs related to any of the foregoing.  “Develop” and “Developing” have correlative meanings.

1.20“Digital App” has the meaning set forth in Section 1.48.

1.21“EMA” means the European Medicines Agency, or any successor agency thereto.

1.22“Enforcing Party” has the meaning set forth in Section 8.3(c).

1.23“EU” means the European Union, as such entity is comprised as of the date of applicability hereunder.

1.24“Executive Officers” means the Chief Executive Officer of Anteris or his/her designee and the Chief Executive Officer of vTv or his/her designee.

1.25“Exploit,” means to research, Develop, make, have made, import, export, use, sell, offer for sale, distribute, promote, market, have sold and otherwise Commercialize, register, modify, enhance, improve, or keep (whether for disposal or otherwise), formulate, optimize, have used, transport or otherwise dispose of. “Exploitation” has correlative meaning.

1.26“Export Control Laws” means all applicable U.S. laws and regulations relating to (a) sanctions and embargoes imposed by the Office of Foreign Assets Control of the U.S. Department of Treasury or (b) the export or re-export of commodities, technologies, or services, including the Export Administration Act of 1979, 24 U.S.C. §§ 2401-2420, the International

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Emergency Economic Powers Act, 50 U.S.C. §§ 1701-1706, the Trading with the Enemy Act, 50 U.S.C. §§ 1 et. seq., the Arms Export Control Act, 22 U.S.C. §§ 2778 and 2779, and the International Boycott Provisions of Section 999 of the U.S. Internal Revenue Code of 1986 (as amended).

1.27“FCPA” means the U.S. Foreign Corrupt Practices Act (15 U.S.C. Section 78dd-1, et. seq.), as amended.

1.28“FFDCA” means the United States Federal Food, Drug, and Cosmetic Act, 21 U.S.C. § 301 et seq., as amended from time to time.

1.29“FDA” means the U.S. Food and Drug Administration, or any successor agency thereto.

1.30“Field” means any and all uses in humans.

1.31“First Commercial Sale” means, on a Licensed Product-by-Licensed Product and country-by-country basis, the first sale by Anteris or its Affiliate or Sublicensee to a Third Party for end use of such Licensed Product in such country after Regulatory Approval has been granted with respect to such Licensed Product in such country.

1.32“Generic Product” means, on a Licensed Product-by-Licensed Product and country-by-country basis, any pharmaceutical product that (a) contains the same Licensed Compound as such Licensed Product, (b) has been approved through an abbreviated Regulatory Approval pathway that relies in whole or in part on an MAA (or any data included in an MAA) for a Licensed Product, including through the pathway under Section 505(b)(2) of the FFDCA or Section 505(j) of the FFDCA (or similar pathways outside the U.S.), and (c) is sold in such country by a Third Party that is not a Sublicensee and did not purchase such product or Licensed Compound from Anteris or its Affiliates or Sublicensees.

1.33“Governmental Authority” means any national, international, federal, state, provincial, or local government, or political subdivision thereof, or any multinational organization or any authority, agency, or commission entitled to exercise any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power, any court or tribunal (or any department, bureau or division thereof, or any governmental arbitrator or arbitral body).

1.34“IND” means an investigational new drug application submitted to the FDA or equivalent application (including any clinical trial application) submitted to the applicable Regulatory Authority in a country outside the U.S., which application is required to commence human clinical trials in the applicable country.

1.35“Indemnified Party” has the meaning set forth in Section 10.3.

1.36“Indemnifying Party” has the meaning set forth in Section 10.3.

1.37“Indication” means a separate and distinct disease, disorder, illness, or health condition and all of its associated signs, symptoms, stages, or progression (including precursor

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conditions), in each case for which a separate MAA is filed.  For clarity, subpopulations or patients with a primary disease or condition, however stratified (including stratification by stages of progression, particular combinations of symptoms associated with the primary disease or condition, prior treatment courses, response to prior treatment, family history, clinical history, genotype, phenotype, or other stratification) shall not be deemed to be separate “Indications” for the purposes of this Agreement.

1.38“Initial Prosecuting Party” has the meaning set forth in Section 8.2(a).

1.39“Initiation” means, with respect to a Clinical Trial, the first dosing of the first (1st) human subject in such Clinical Trial.

1.40“Inventions” means all inventions, whether or not patentable, discovered, made, conceived, or reduced to practice, in the course of activities performed under this Agreement or through the exercise of a license granted in this Agreement, together with all intellectual property rights therein.

1.41“Joint Advisory Committee” or the “JAC” has the meaning set forth in Section 3.1.

1.42“Joint IP” has the meaning set forth in Section 8.1(b).

1.43“Joint Know-How” has the meaning set forth in Section 8.1(b).

1.44“Joint Patent” has the meaning set forth in Section 8.1(b).

1.45“Know-How” means (a) any and all know-how or information including trade secrets, inventions (whether patentable or not, and including data or descriptions contained in unpublished patent applications), methods, knowledge, skill, experience, research and development data and results (including medicinal chemistry data, preclinical data, pharmacological, toxicological and clinical test data and results (including investigator reports (both preliminary and final), statistical analyses, expert opinions and reports, safety and other electronic databases), chemical structure, sequences, processes, formulae, techniques, research data, reports, standard operating procedures and batch records), product specifications, study designs and protocols, assays and biological methodology, analytical and quality control data, analytical methods (including applicable reference standards), full batch documentation, packaging records, release, stability, storage and shelf-life data, and manufacturing process information, results or descriptions, (b) databases, practices, techniques, specifications, formulations, formulae, software and algorithms, (c) if applicable, physical materials, reagents and compositions of matter, including chemical or biological materials, in each case, whether patentable or not, and (d) tangible manifestations of any of the foregoing.  Know-How shall not include any of the foregoing to the extent it is described or claimed in any published Patent.

1.46“Lead Compound” means all pharmaceutical forms of the compound Controlled by vTv as of the Effective Date known as HPP971, as further described in Schedule 1.46.

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1.47“Licensed Compound” means (a) (i) the Lead Compound or (ii) if Anteris elects to discontinue Development of the Lead Compound and substitute a Backup Compound, then the Backup Compound so substituted pursuant to Section 4.5, and (b) any salt, ester, hydrate, solvate, enantiomer, stereoisomer, free acid form, free base form, crystalline form, co-crystalline form, amorphous form, polymorph, metabolite, pro-drug (including ester pro-drug), racemate, chelate, tautomer, or optically active form of a compound described in subclause (a).

1.48“Licensed Product” means any product that contains, comprises or incorporates a Licensed Compound, whether alone or in combination with other active ingredients, in any form, presentation, dosage, or formulation, and for any mode of administration, and including in combination with a digital device or application for patient behavior modification (“Digital App”).

1.49“Licensed Product Infringement” has the meaning set forth in Section 8.3(a).

1.50“Losses” has the meaning set forth in Section 10.1.

1.51“MAA” means a marketing authorization application or equivalent application (including a “New Drug Application” as defined in the FFDCA), and all amendments and supplements thereto, filed with the applicable Regulatory Authority in the Territory.

1.52“MAA Approval” means approval of an MAA by the applicable Regulatory Authority for marketing and sale of a Licensed Product in the Territory.

1.53“Major European Market” means each of Germany, France, Italy, Spain, and the United Kingdom.

1.54“Net Sales” means, with respect to a Licensed Product, the gross amounts invoiced for sales of such Licensed Product by or on behalf of Anteris or its Affiliates or Sublicensees to Third Parties, less the following deductions recorded by Anteris, its Affiliates or Sublicensees, in each case to the extent taken in accordance with Anteris’ or its Affiliates’ or Sublicensees’ usual accounting practice in compliance with the Accounting Standards:

(a)trade discounts, including trade, cash and quantity discounts or rebates, credits, refunds, or charge backs, or equivalents of any of the foregoing taken or allowed with respect to sales of such Licensed Product;

(b)credits or allowances given or made for claims, rejection or returns of previously sold Licensed Products or for retroactive price reductions and billing errors;

(c)cash and non-cash coupons, co-payment support programs, chargeback payments, rebates, administrative fees (e.g., Federal Supply Schedule-Industrial Funding Fee, administration rebates for all chargeback units sold to Big 4/OGA contracted entities, etc.) and any other similar allowances granted to any non-related party (including to national, state/provincial, local, and other Governmental Authorities, their agencies, purchasers, reimbursers, customers, distributors, wholesalers, group purchasing organizations, pharmacy benefit managers (or equivalents thereof), and managed care organizations (and other similar entities and institutions);

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(d)costs of freight, carrier insurance, and other transportation charges related to the distribution of such Licensed Product;

(e)compulsory payments, cash rebates and fees imposed on sales of Licensed Product and paid to or levied by a Governmental Authority (or agent thereof) pursuant to Applicable Law, including that portion of the annual fee on branded prescription drug manufacturers imposed by the Patient Protection and Affordable Care Act, Pub. L. No. 111-148 (as amended), or similar sales-based taxes or fees to the extent allocable to sales of such Licensed Product;

(f)taxes, duties, or other governmental charges (including any tax such as, sales, excise, use, value added or similar tax, other than any taxes based on income) levied on or measured by the billing amount for such Licensed Product or actually paid in connection with the transportation, distribution, use or sale of such Licensed Product;

(g)any invoiced amounts that are not reasonably able to be collected by Anteris or its Affiliates or Sublicensees, including bad debts, that are actually written off as uncollectable amounts; provided that any such amount subsequently collected will be reincluded as Net Sales in the Calendar Quarter in which it is collected; and

(h)customary fee-for-service payments paid to specialty pharmacies or  distributors for maintaining agreed inventory levels or providing information consistent with Applicable Laws (e.g., Medicare fraud regulations).

In no event will any particular amount identified above be deducted more than once in calculating Net Sales.  Sales of a Licensed Product between Anteris and its Affiliates or Sublicensees for resale shall be excluded from the computation of Net Sales, but the subsequent resale of such Licensed Product to a Third Party shall be included within the computation of Net Sales.

The supply of Licensed Product as samples for charitable or promotional purposes, for use in non-clinical studies or Clinical Trials or any test or other studies, or other instances that are otherwise normal and customary in the industry where Licensed Product is supplied at or below cost shall not be included in the computation of Net Sales.

In the event a Licensed Product is sold as part of a Combination Product in a country, the Net Sales with respect to the Combination Product in such country shall be determined by multiplying the Net Sales amount for the Combination Product during the applicable reporting period, calculated as set forth above, by the fraction A/(A+B), where A is [***], and B is [***].  If the Licensed Product or Other Product(s) in the Combination Product is sold separately in such country, but not at an equivalent dosage or form as contained in the Combination Product, then [***], which dosage is equivalent to that of the Combination Product.  If neither the Licensed Product nor the Other Product(s) were sold separately in such country during the applicable reporting period at any dosage strength, then Net Sales will be calculated by multiplying [***], determined by Anteris in its reasonable discretion, that reflects [***] in such Combination Product.  In such event, Anteris shall provide vTv with supporting documentation for such determination.  If vTv disputes the reasonableness of such determination and wishes to pursue resolution of such

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dispute, it shall refer such matter for resolution pursuant to Article 13.

1.55“Other Product” has the meaning set forth in Section 1.12.

1.56“Patents” means (a) all patents, certificates of invention, applications for certificates of invention, priority patent filings, and patent applications, and (b) any renewals, divisions, continuations (in whole or in part), or requests for continued examination of any of such patents, certificates of invention and patent applications, and any all patents or certificates of invention issuing thereon, and any and all reissues, reexaminations, extensions, supplementary protection certificates, divisions, renewals, substitutions, confirmations, registrations, revalidations, revisions, and additions of or to any of the foregoing.

1.57“Phase 2 Clinical Trial” means a Clinical Trial of a Licensed Product that satisfies the requirements for a Phase 2 study as defined in 21 CFR § 312.21(b) (or any amended or successor regulations), regardless of where such Clinical Trial is conducted.

1.58“Phase 3 Clinical Trial” means a Clinical Trial of a Licensed Product that satisfies the requirements for a Phase 3 study as defined in 21 CFR § 312.21(c) (or any amended or successor regulations), regardless of where such Clinical Trial is conducted.

1.59“Pricing Approval” means any governmental approval, agreement, determination, or decision establishing prices for a Licensed Product that can be charged or reimbursed in regulatory jurisdictions where the applicable Regulatory Authorities approve or determine the price or reimbursement of pharmaceutical products.

1.60“Public Official or Entity” means (a) any officer, employee (including physicians, hospital administrators, or other healthcare professionals), agent, representative, department, agency, de facto official, representative, corporate entity, instrumentality or subdivision of any government, military, or international organization, including any ministry or department of health or any state-owned or affiliated company or hospital, or (b) any candidate for political office, any political party, or any official of a political party.

1.61“Regulatory Approval” means any and all approvals (including MAA Approval), licenses, registrations, permits, notifications, and authorizations (or waivers) of any Regulatory Authority that are necessary to commercially distribute, sell, and market a Licensed Product in a country or jurisdiction, including, where applicable, (a) Pricing Approval, (b) pre- and post-approval marketing authorizations, and (c) labeling approvals.

1.62“Regulatory Authority” means any Governmental Authority that has responsibility in its applicable jurisdiction over the testing, development, manufacture, use, storage, import, transport, promotion, marketing, distribution, offer for sale, sale, or other commercialization of pharmaceutical products in a given jurisdiction, including the FDA and EMA, or any successor agency of the foregoing having regulatory jurisdiction over the manufacture, distribution, and sale of pharmaceutical products in the Territory, and any Governmental Authority whose review or approval of pricing or reimbursement of such product is required.

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1.63“Regulatory Exclusivity” means any exclusive marketing rights or data exclusivity rights conferred by any Regulatory Authority with respect to a Licensed Product other than Patents, including rights conferred in the U.S. under the Hatch-Waxman Act or the FDA Modernization Act of 1997 (including pediatric exclusivity), or rights similar thereto outside the U.S., such as Directive 2001/83/EC (as amended) in the EU.

1.64“Regulatory Filing” means all applications, filings, submissions, approvals, licenses, registrations, permits, notifications, and authorizations (or waivers) with respect to the testing, Development, manufacture, or Commercialization of any Licensed Product made to or received from any Regulatory Authority in a given country, including any INDs and MAAs.

1.65“Reversion Royalty Dispute” has the meaning set forth in Section 12.4(c).

1.66“Royalty Term” has the meaning set forth in Section 6.6(b).

1.67“SEC” means the U.S. Securities and Exchange Commission, or any successor entity or its foreign equivalent in the Territory, as applicable.

1.68“Sponsor Group” means (a) M&F Worldwide Corp., (b) MacAndrews & Forbes Holdings Inc., (c) each of M&F Worldwide Corp.’s and MacAndrews & Forbes Holdings Inc.’s Affiliates, excluding vTv and its direct and indirect subsidiaries, (d) Ronald O. Perelman, and (e) any of the directors or executive officers of MacAndrews & Forbes Holdings Inc.

1.69“Sublicensee” means a Third Party to whom Anteris grants a sublicense to Develop, use, import, promote, offer for sale, sell, have sold, or otherwise Commercialize any Licensed Product in the Field in the Territory, beyond the mere right to purchase Licensed Products from Anteris and its Affiliates, and excluding contract research organizations, contract manufacturing organizations, and similar service providers, wholesalers, full-service distributors that do not promote the sale of the Licensed Product, and similar physical distributors.  In no event shall vTv or any of its Affiliates be deemed a Sublicensee.

1.70“Technology Transfer Completion Date” means the date on which Anteris has received from vTv all vTv Know-How and all Licensed Compound and other materials specified to be provided pursuant to Section 4.2.

1.71“Term” has the meaning set forth in Section 12.1.

1.72“Territory” means worldwide.

1.73“Third Party” means any entity other than Anteris or vTv or an Affiliate of either of them.

1.74“Third Party Infringement Claim” has the meaning set forth in Section 8.4.

1.75“U.S.” means the United States of America, including its territories and possessions.

1.76“Valid Claim” means (a) a claim of an issued and unexpired patent that has not been revoked or held unenforceable, unpatentable, or invalid by a decision of a court or other

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governmental agency of competent jurisdiction that is not appealable or has not been appealed within the time allowed for appeal, and that has not been abandoned, disclaimed, denied, or admitted to be invalid or unenforceable through reissue, re-examination, disclaimer, or otherwise, or (b) a claim of any patent application that has not been cancelled, withdrawn, abandoned, or finally rejected by an administrative agency action from which no appeal can be taken; provided that (i) such patent application is filed in good  faith after the Effective Date and is being prosecuted in good faith, and (ii) such patent application is not pending at [***] or more years from the filing date of the earliest patent application from which such claim derives priority; and provided, further, that, if any such claim issues after the end of such [***] year period while the Royalty Term is otherwise ongoing, it will upon such issuance again be a Valid Claim, subject to fulfilling the requirements of clause (a) above.

1.77“vTv Indemnitee” has the meaning set forth in Section 10.1.

1.78“vTv Know-How” means all Know-How, including vTv’s interest in  Joint Know-How, that vTv Controls as of the Effective Date or during the Term that is necessary or reasonably useful for the research, Development, manufacture, use, Commercialization or other Exploitation of any Licensed Compound or Licensed Product in the Field.

1.79“vTv Patents” means all Patents, including vTv’s interest in Joint Patents, that vTv Controls as of the Effective Date or during the Term that (a) Cover any vTv Know-How, Licensed Compound, or Licensed Product (or, with respect to Patent applications, would Cover if such Patent applications were to issue as Patents) or (b) are necessary or reasonably useful (or, with respect to Patent applications, would be necessary or reasonably useful if such Patent applications were to issue as Patents) for the research, Development, manufacture, use, Commercialization or other Exploitation of any Licensed Compound or Licensed Product in the Field.  The vTv Patents as of the Effective Date are listed in Schedule 1.79.

1.80“vTv Solely Owned Patents” has the meaning set forth in Section 8.2(a).

1.81“vTv Technology” means vTv Know-How and vTv Patents.

1.82“Withholding Amount” has the meaning set forth in Section 7.3(b).

2.	License Grant

2.1License Granted to Anteris.  vTv hereby grants to Anteris an exclusive (even as to vTv and its Affiliates) license, with the right to grant sublicenses through multiple tiers (subject to Section 2.2), under the vTv Technology to research, Develop, use, make, have made, sell, offer for sale, import, Commercialize and otherwise Exploit the Licensed Compound and Licensed Products in the Field and in the Territory.

2.2Sublicenses.  Anteris shall have the right to grant sublicenses under Section 2.1 without the consent of vTv. Anteris shall grant any such sublicense on terms that are consistent with the terms of this Agreement, to the extent applicable based on the scope and purpose of such sublicense, and Anteris shall remain primarily liable to vTv for the performance by the sublicensee of Anteris’ obligations under this Agreement that are applicable to such sublicensee.

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2.3Reserved Rights.  Subject to Section 2.6, vTv hereby reserves the right to practice, and to grant licenses under, the vTv Technology outside of the scope of the license granted in Section 2.1.

2.4No Implied Licenses.  Except as set forth in this Agreement, neither Party shall acquire any license or other intellectual property interest, by implication or otherwise, under or to any Patents, Know-How, or other intellectual property owned or controlled by the other Party.

2.5Third Party Licenses.

(a)Notice.  vTv shall promptly notify Anteris if it becomes aware of any Third Party Know-How or Patents that are specific to and necessary to Exploit any Licensed Compound or Licensed Product and shall give Anteris the first right to negotiate and obtain a license from such Third Party under such Know-How and Patents.

(b)vTv Restriction. Except with the prior written consent of Anteris, vTv shall not obtain a license to any Third Party Patent or Know-How that is specific to and necessary to Exploit any Licensed Compound or Licensed Product.  If vTv obtains a license to any Third Party Patents or Know-How that are necessary, but not specific, to Develop, make, have made, use, sell, offer for sale, import, or otherwise Commercialize or Exploit a Licensed Compound or a Licensed Product, vTv shall ensure that such license is sublicensable to Anteris through multiple tiers, and that the Third Party Patents and Know-How so licensed by vTv are Controlled by vTv and included in the vTv Technology licensed to Anteris under Section 2.1.

2.6Exclusivity. During the Term, vTv shall not, directly or indirectly (including with or through a Third Party, pursuant to a license grant or otherwise), research, Develop, make, have made, Commercialize or otherwise Exploit any Competing Product for use in the treatment of any renal disease (i.e., any disease that primarily affects kidney function).

3.	Governance

3.1Joint Advisory Committee. Within thirty (30) days after the Effective Date, the Parties shall establish a Joint Advisory Committee (the “Joint Advisory Committee” or the “JAC”), composed of an equal number of representatives from each Party, to act as a consultative body and provide input with respect to the Development of the Licensed Product.  The JAC in particular shall:

(a)discuss objectives and review progress regarding Development of Licensed Products, including discussing input from vTv and reviewing updates from Anteris of activities relating to Development of the Licensed Compound and the Digital App;

(b)facilitate the transfer and disclosure of vTv Know-How, Licensed Compound and materials to Anteris under Section 4.2 and Section 4.5(c); and

(c)perform such other functions as appropriate to further the Development of the Licensed Compound and Licensed Products, as set forth herein or as the Parties may agree upon in writing.

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3.2JAC Membership and Meetings.

(a)JAC Members.  Each Party may replace its representatives on the JAC on written notice to the other Party.  Anteris shall appoint the chairperson of the JAC.  The chairperson shall prepare and circulate agendas to JAC members at least five (5) days before each JAC meeting and shall direct the preparation of reasonably detailed minutes for each JAC meeting, which shall be approved by the chairperson and circulated to JAC members within thirty (30) days after such meeting.

(b)Meetings.  The JAC shall hold meetings at such times as it elects to do so, but in no event less frequently than [***] per Calendar Year until [***].  Meetings may be by telephone or video conference or in person.  In-person meetings shall be held at locations alternately selected by the Parties.  Each Party shall be responsible for its own expenses of participating in any JAC meeting.

(c)Non-Member Attendance.  Each Party may from time to time invite a reasonable number of participants, in addition to its representatives, to attend the JAC meetings; provided that if either Party intends to have any Third Party (including any consultant) attend such a meeting, such Party shall provide reasonable prior written notice to the other Party and obtain the other Party’s approval for such Third Party to attend such meeting, which approval shall not be unreasonably withheld or delayed.  Such Party shall ensure that such Third Party is bound by written confidentiality and non-use obligations consistent with the terms of this Agreement.

3.3Decision-Making; Limitations on Authority. Unless the Parties otherwise agree, the JAC is solely an advisory committee, intended to be a forum for discussion and information exchange between the Parties, and is not a decision-making body. Each Party shall retain the rights, powers, and discretion granted to it under this Agreement and no such rights, powers, or discretion shall be delegated to or vested in the JAC unless such delegation or vesting of rights is expressly agreed upon in writing by the Parties. The JAC shall not have the power to amend, interpret, or waive compliance with this Agreement, or take any action in contravention of the terms or conditions of this Agreement.

3.4Discontinuation of the JAC.  The activities of the JAC shall solely relate to governance under this Agreement, and are not intended to be or involve the delivery of services.  The JAC shall continue to exist until the first to occur of: (a) the Parties mutually agree to disband the JAC or (b) completion of the first Phase 2 Clinical Trial of the first Licensed Product in the Territory.  Upon the first to occur of the foregoing subclause (a) or subclause (b), the JAC shall automatically dissolve and, thereafter, each Party shall designate, to the extent necessary, a contact person for the exchange of information under this Agreement.

3.5vTv Right Not to Participate in JAC.

(a)Appointment is a right.  The appointment of members of the JAC is a right of vTv and not an obligation of vTv and shall not be a “performance obligation” as referenced in any existing authoritative accounting literature.  Notwithstanding anything to the contrary herein, vTv shall be free to determine not to appoint members to the JAC.

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(b)Consequences of Non-Appointment.  If vTv does not appoint members of the JAC, it shall not be a breach of this Agreement, nor shall any consideration be required to be returned, and, unless and until such members are appointed by vTv, Anteris may unilaterally discharge the roles of the JAC.  If vTv does not appoint members of the JAC, Anteris shall provide directly to vTv the information that Anteris is obligated to provide to the JAC hereunder, including Development updates pursuant to Section 4.4.

4.	Development; Technology Transfer

4.1General. Subject to the terms and conditions of this Agreement, including Section 4.3, Anteris shall have the sole and exclusive right and responsibility, at its own expense and discretion, for the Development of the Licensed Compound and Licensed Products in the Territory, including, for the avoidance of doubt, formulation development, GMP manufacturing, regulatory dossier development, Clinical Trial development and execution, and submission of Regulatory Filings.

4.2Lead Compound Technology Transfer. Within thirty (30) days following the Effective Date, vTv shall transfer to Anteris (a) complete and accurate copies, in electronic form where possible, of all vTv Know-How in existence as of the Effective Date, including preclinical and clinical data, regulatory data and communications, CMC data, and manufacturing processes and relationships (including Know-How pertaining to ongoing formulation development) relating to the Lead Compound or otherwise necessary for the research, Development, manufacture, Commercialization and other Exploitation of the Licensed Compound and Licensed Products, and (b) [***], in each case, ((a) and (b)), as described in Schedule 4.2. vTv shall reasonably cooperate with Anteris to provide a smooth and prompt transfer of all such vTv Know-How, Lead Compound and other materials.  In connection with such transfer, vTv shall reasonably assist Anteris and its designee(s) in the use and understanding of such vTv Know-How and shall provide reasonable technical assistance, and make its technical personnel reasonably available to Anteris.  vTv will bear all internal and out-of-pocket costs of providing such technical assistance for [***]hours of assistance, and Anteris will reimburse vTv any internal costs (at an hourly rate of $[***]) and out-of-pocket costs incurred in providing such technical assistance in excess of[***] hours.  Following the initial technology transfer, if vTv develops or otherwise comes to Control any Know-How specifically relating to the Lead Compound or necessary for the research, Development, manufacture, Commercialization and other Exploitation of the Licensed Compound and Licensed Products, vTv will, upon Anteris’ request (which request Anteris may make no more than once every [***]), provide a summary of such Know-How to Anteris (through the JAC or otherwise) and, at Anteris’ request, vTv will transfer or otherwise make available to Anteris all such Know-How requested by Anteris; provided that Anteris reimburses vTv any internal costs (at an hourly rate of $[***]) and out-of-pocket costs incurred in transferring or otherwise making available such Know-How.

4.3Diligence.  Anteris, itself or through its Affiliates or Sublicensees, shall use Commercially Reasonable Efforts to Develop and obtain MAA Approval for at least one (1) Licensed Product in (a) the U.S. and (b) at least one of the following: [***].

4.4Development Updates.  In advance of each regularly scheduled JAC meeting, or in writing at least [***] per Calendar Year upon discontinuation of the JAC or in the event vTv

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does not appoint members to the JAC, Anteris shall provide vTv with a reasonably detailed report (by means of a slide presentation or otherwise) summarizing Anteris’ Development activities with respect to the Licensed Compound and Licensed Products, including its Development activities with respect to the Digital App, and the results of such activities.  The Parties shall discuss the status, progress, and results of such activities at such JAC meetings, if any.

4.5Backup Compounds.  If, at any time prior to obtaining Regulatory Approval for a Licensed Product that contains the Lead Compound, Anteris determines to discontinue all further Development of the Lead Compound based on any technical or scientific reason (such as, by way of example only and not limitation, unsatisfactory results related to formulation, pharmacokinetics, safety, or tolerability or issues relating to length of market exclusivity), Anteris shall have the right to substitute a Backup Compound for the Lead Compound in accordance with this Section 4.5.

(a)If Anteris makes such a determination, it shall give written notice of such determination to vTv (which notice may be given to vTv’s JAC members) and the Parties shall meet within thirty (30) days after vTv’s receipt of such notice, or such later date as may be agreed by the Parties.  If requested by Anteris, the Parties will meet through the JAC at a specially convened meeting of the JAC.  Prior to such meeting, vTv shall provide to Anteris information relating to all Backup Compounds that are identified by vTv as Controlled by vTv and not licensed to a Third Party or the subject of an active vTv Development program (and thus available for licensing to Anteris hereunder), including data and reports from non-clinical studies and Clinical Trials (if any), CMC data and other technical data and information relating to such Backup Compounds, that Anteris or vTv considers to be reasonably necessary for Anteris to assess such Backup Compounds and make an informed decision about substituting a Backup Compound for the Lead Compound. All such information provided to Anteris shall be the Confidential Information of vTv and subject to the terms of Article 11. At their meeting, the Parties shall review and discuss such information and the potential Backup Compounds and shall agree upon a Backup Compound to replace the Lead Compound, such agreement not to be unreasonably withheld, conditioned, or delayed.

(b)The Backup Compound that is agreed by the Parties to replace the Lead Compound shall automatically be deemed to be a Licensed Compound under this Agreement and the Lead Compound shall automatically cease to be included as a Licensed Compound under this Agreement. Upon replacement of the Lead Compound with such Backup Compound, Anteris’ license under Section 2.1 with respect to the Lead Compound shall terminate without any further action by the Parties and, subject to the terms and conditions of this Agreement, including Section 2.6, all rights to the Lead Compound shall revert to vTv, and Anteris shall transfer and assign to vTv ownership of (i) any data and Regulatory Filings relating to the Lead Compound, and (ii) any quantities of the Lead Compound that Anteris has on hand at such time, in each case ((i) and (ii)) that are owned by Anteris at such time.  Notwithstanding the foregoing, Anteris shall retain the right to use, access and reference such data and Regulatory Filings for purposes of and in connection with the Development, manufacture, Commercialization and other Exploitation of the Backup Compound and Licensed Products.

(c)Within thirty (30) days following the Parties’ agreement on a Backup Compound, vTv shall (i) conduct a technology transfer to Anteris of complete and accurate copies, in electronic form where possible, of all vTv Know-How in existence at such time, including

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preclinical and clinical data, regulatory data and communications, CMC data, and manufacturing processes and relationships (including Know-How pertaining to ongoing formulation development) relating to such Backup Compound or otherwise necessary for the research, Development, manufacture, Commercialization and other Exploitation of the Licensed Compound and Licensed Products, and (ii) provide to Anteris [***].  In connection with such transfer, vTv shall reasonably assist Anteris and its designee(s) in the use and understanding of such vTv Know-How and shall provide reasonable technical assistance, and make its technical personnel reasonably available to Anteris. vTv will bear all internal and out-of-pocket costs of providing such technical assistance for up to [***] hours of assistance, and Anteris will reimburse vTv any internal costs (at an hourly rate of $[***]) and out-of-pocket costs incurred in providing such technical assistance in excess of [***] hours.  Following the initial technology transfer, if vTv develops or otherwise comes to Control any Know-How specifically relating to such Backup Compound or necessary for the research, Development, manufacture, Commercialization and other Exploitation of the Licensed Compound and Licensed Products, vTv will, upon Anteris’ request (which request Anteris may make no more than [***] every twelve (12) months), provide a summary of such Know-How to Anteris (through the JAC or otherwise) and, at Anteris’ request, vTv will transfer or otherwise make available to Anteris all such Know-How requested by Anteris; provided that Anteris reimburses vTv any internal costs (at an hourly rate of $[***]) and out-of-pocket costs incurred in transferring or otherwise making available such Know-How.

4.6Regulatory Responsibilities.  Subject to the terms and conditions of this Agreement, including Section 4.3, Anteris shall have the sole and exclusive right and responsibility, at its own expense and discretion, to seek to obtain and maintain Regulatory Approvals for the Licensed Products in the Field in the Territory and to conduct all related regulatory affairs, including communications with any Regulatory Authorities relating to the Licensed Compound and Licensed Products.  Upon Anteris’ reasonable request, vTv shall provide reasonable assistance as necessary for Anteris to file any IND for a Licensed Compound or Licensed Product and to obtain and maintain Regulatory Approvals with respect to Licensed Products.  vTv will bear all internal and out-of-pocket costs of providing such assistance for up to [***] hours of assistance, and Anteris will reimburse vTv any internal costs (at an hourly rate of $[***]) and out-of-pocket costs incurred in providing such assistance in excess of [***] hours.

4.7Potential Future Agreements. In addition to vTv’s assistance in connection with the technology transfers under Section 4.2 and Section 4.5(c), the Parties may agree to enter into a separate consulting agreement pursuant to which vTv would make available, and would be compensated for, its employees to provide expert opinion in connection with the mechanism of action of the Licensed Compound and other expert opinion, advice and assistance in connection with Anteris’ research, Development and manufacture of the Licensed Compound and Licensed Products.  The Parties may also agree, pursuant to a separate agreement, to collaborate to conduct preclinical studies, manufacturing, or formulation work for additional small molecule activators of Nrf2 that bind to and inhibit Bach1 from among those compounds identified by vTv as potential Backup Compound candidates. If the Parties enter into such a separate collaboration agreement, the Parties will agree on additional terms and conditions relating to such potential Backup Compound candidate(s) (e.g., economic terms and conditions and, potentially, rights for Anteris

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to continue to Develop the Lead Compound hereunder while also Developing one or more of such potential Backup Compound candidate(s)).

5.	Commercialization

5.1General.  Subject to the terms and conditions of this Agreement, including Section 5.2, Anteris shall have the sole and exclusive right and responsibility, at its own expense and discretion, for the Commercialization of the Licensed Compound and Licensed Products in the Territory. Anteris shall update vTv on an annual basis regarding its significant Commercialization activities with respect to the Licensed Products in the Territory.

5.2Diligence.  Anteris, itself or through its Affiliates or Sublicensees, shall use Commercially Reasonable Efforts to Commercialize at least one (1) Licensed Product for which MAA Approval has been obtained in (a) the U.S. and (b) at least one of the following: [***].  For clarity, as between the Parties, Anteris shall at all times retain sole and complete decision-making authority regarding whether to launch any particular Licensed Product in any particular country.

6.	Financial Provisions

6.1Upfront Payment. Anteris shall pay to vTv a one-time, non-refundable, non‑creditable upfront payment of two million dollars ($2,000,000) within [***].

6.2Equity.  Anteris and vTv, among other parties, are entering into that certain Series A Preferred Stock Purchase Agreement, dated as of or about the Effective Date, pursuant to which Anteris will issue to vTv [***] shares of [***] Stock of Anteris on the terms and conditions set forth therein.

6.3Costs of Negotiation.  Within [***] days after the Effective Date, vTv shall submit to Anteris an itemized invoice for the reasonable, out-of-pocket expenses incurred by vTv in connection with the preparation and negotiation of this Agreement (excluding costs incurred in connection with the preparation or negotiation of the term sheet for this Agreement) and related arrangements, including the [***] Stock Purchase Agreement described in Section 6.2 and ancillary equity agreements.  Anteris shall reimburse vTv for such invoiced amounts, up to a maximum of [***], within [***] days after Anteris’ receipt of such invoice.

6.4Development and Regulatory Milestones Payments.

(a)Development and Regulatory Milestones.  Subject to the remainder of this Section 6.4, Anteris shall pay to vTv the one-time, non-refundable, non-creditable milestone payments set forth in the table below upon the first achievement of the applicable milestone event by the first Licensed Product (whether by or on behalf of Anteris or its Affiliates or Sublicensees):

Milestone Event	Milestone Payment
1) [***]	$[***]
2) [***]	$[***]
3) [***]	$[***]

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4) [***]	$[***]
5) [***]	$[***]
6) [***]	$[***]
7) [***]	$[***]
8) [***]	$[***]

For clarity, each milestone payment set forth in the table above shall be paid only once upon first achievement of the corresponding milestone event by the first Licensed Product to achieve such event, even if such milestone event is achieved multiple times for a single Licensed Product or is achieved by multiple Licensed Products, and, for the avoidance of doubt, if a Licensed Product containing or comprising the Lead Compound achieves a milestone event, no further milestone payment shall be due if a Licensed Product containing or comprising a Backup Compound subsequently achieves the same milestone event.  If any of milestone events 2 through 8 are achieved prior to the achievement of milestone event 1 or if any of milestone events 3 through 8 are achieved prior to the achievement of milestone event 2, then the milestone payment due and payable for milestone event 1 or 2, as applicable, if not previously paid, shall become due and payable simultaneously with the payment for the achieved subsequent milestone event.

(b)Notice and Payment.  Anteris shall notify vTv in writing and pay to vTv the applicable development milestone payments within [***] days after the achievement of any milestone set forth in this Section 6.4 by Anteris, its Affiliates, or Sublicensee(s).

6.5Sales-Based Milestones Payments.

(a)Sales Milestones.  Subject to the remainder of this Section 6.5, Anteris shall pay to vTv the one-time, non-refundable, non-creditable milestone payments set forth in the table below within [***] days after the end of the Calendar Quarter in which the corresponding milestone event is first achieved, whether by or on behalf of Anteris or its Affiliates or Sublicensees.

Aggregate Annual Net Sales of all Licensed Products in the Field in the Territory	Sales Milestone Payments
Exceed $[***]	$[***]
Exceed $[***]	$[***]
Exceed $[***]	$[***]

(b)Notice and Payment.  As part of the report in Section 7.1, Anteris shall provide written notice to vTv upon the annual Net Sales of a Licensed Product in the Field in the Territory reaching the values set forth in the table in Section 6.5(a) above.  Each milestone payment set forth in the table above shall be paid only once, upon first achievement of the corresponding milestone event, regardless of the number of times such event is achieved.  In no event shall Anteris be obligated to pay more than [***] under this Section 6.5.  For the avoidance of doubt, from and after the expiration of the Royalty Term for a Licensed Product in a country, Net Sales of such Licensed Product in such country shall be excluded for purposes of calculating the Net Sales thresholds set forth in Section 6.5(a).

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6.6Royalty Payments.

(a)Royalty Rate.  Subject to the other terms of this Section 6.6, during the Royalty Term for a Licensed Product, Anteris shall pay to vTv a quarterly, non-refundable, non-creditable [***]%  royalty on the annual Net Sales of such Licensed Product sold in the Territory, as calculated by multiplying the foregoing royalty rate by the amount of Net Sales of such Licensed Product in the Territory in the applicable Calendar Quarter.

(b)Royalty Term.  Royalties shall be paid on a Licensed Product-by-Licensed Product and country-by-country basis from the First Commercial Sale of such Licensed Product in such country by or on behalf of Anteris, its Affiliates, or Sublicensees, until the last to occur of (i) the expiration of the last‑to‑expire Valid Claim of the vTv Patents in such country that Covers such Licensed Product or the Licensed Compound contained therein in such country, (ii) the expiration of all Regulatory Exclusivity for such Licensed Product in such country, and (iii) ten (10) years after the First Commercial Sale of such Licensed Product in such country (the “Royalty Term”).

(c)Royalty Reductions.

(i)Generic Entry.  On a Licensed Product-by-Licensed Product and country-by-country basis, and subject to Section 6.6(c)(iv), if one or more applicable Generic Products is sold in such country, and if during the Royalty Term for such Licensed Product in such country such Generic Products gain a market share of at least [***]% of the aggregate market share of such Licensed Product and Generic Products (based on data provided by IQVIA, or if such data is not available, such other reliable data source as reasonably determined by Anteris in consultation with vTv) as measured by unit volume, then commencing the Calendar Quarter in which such Generic Products gain such market share and for the remainder of the applicable Royalty Term, the royalty rate provided in Section 6.6(a) for such Licensed Product shall be reduced in such country by [***]%.

(ii)Expiration of Patents and Regulatory Exclusivity. On a Licensed Product-by-Licensed Product and country-by-country basis, and subject to Section 6.6(c)(iv), if, during any Calendar Quarter during the Royalty Term, there is (A) no vTv Solely-Owned Patent in such country that includes a Valid Claim Covering such Licensed Product or the Licensed Compound contained therein in such country at the time of the sale of such Product, and (B) at such time there is no Regulatory Exclusivity applicable to such Licensed Product in such country, then the royalty rate set forth in Section 6.6(a) for such Licensed Product shall be reduced in such country by [***]% for so long as, during the applicable Royalty Term, the circumstances in subclauses (A) and (B) exist. Notwithstanding the foregoing, if the circumstances in subclauses (A) and (B) exist in a country with respect to a Licensed Product but one or more Joint Patent(s) in such country include(s) a Valid Claim Covering such Licensed Product or the Licensed Compound contained therein in such country at the time of the sale of such Product, then royalties will remain payable but the royalty rate set forth in Section 6.6(a) for such Licensed Product shall be reduced in such country by [***]%.

(iii)Third Party Licenses.  On a Licensed Product-by-Licensed Product and country-by-country basis, and subject to Section 6.6(c)(iv), if it is necessary for

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Anteris, its Affiliates, or Sublicensees to obtain a license from a Third Party under such Third Party’s Patents to use, sell, manufacture, Commercialize or otherwise Exploit such Licensed Product (excluding the Digital App and any Other Products) in such country, then Anteris shall have the right to credit [***]% of the payments made to such Third Party pursuant to such license (including any upfront payment, license fees, milestones and royalty payments) against any royalties owed to vTv with respect to such Licensed Product under Section 6.6(a); provided, however, that in the event such license includes rights that Anteris may Exploit for products other than Licensed Products, Anteris shall only have the right to credit [***]% of the portion of such payments reasonably attributable to such Licensed Product.  For clarity, the foregoing reduction shall not apply to any payment made to a Third Party in connection with the grant of a license under such Third Party’s Patents that are necessary to use, sell, manufacture, Commercialize or otherwise Exploit the Digital App, but that are not necessary to use, sell, manufacture, Commercialize or otherwise Exploit the Licensed Product (without the Digital App).

(iv)Royalty Floor.  Notwithstanding the foregoing subclauses (i)-(iii), with respect to any Licensed Product in any Calendar Quarter during the Royalty Term for such Licensed Product, the operation of subclause (i), (ii), and (iii) above, individually or in combination, shall not reduce by more than [***]% the amount that would otherwise have been due under Section 6.6(a) with respect to Net Sales of such Licensed Product during such Calendar Quarter; provided that Anteris may carry forward to subsequent Calendar Quarters any amounts that it was not able to credit under Section 6.6(c)(iii) on account of such royalty floor.

7.	Payment; Records; Audits

7.1Payment; Reports.  Royalty payments due from Anteris to vTv under Section 6.6 shall be calculated and reported for each Calendar Quarter during the Royalty Term.  Royalty payments due under Section 6.6 shall be paid within [***] days after the end of each Calendar Quarter and shall be accompanied by a report setting forth the Net Sales of the Licensed Products by Anteris and its Affiliates and Sublicensees in the Territory, the royalties payable, the exchange rates used, and whether any sales milestone under Section 6.5 has been achieved.

7.2Exchange Rate; Manner and Place of Payment.  All references to dollars and “$” herein shall refer to U.S. dollars.  All payments hereunder shall be payable in U.S. dollars.  Currencies other than the U.S. Dollars shall be converted into U.S. Dollars at the average of the daily foreign exchange rates published in the Wall Street Journal (New York Edition), or any other qualified source that is mutually acceptable, for the Calendar Quarter in which such payments accrue, or, for periods less than a Calendar Quarter, the average of the daily rates published in the Wall Street Journal (New York Edition) for such period.  All payments owed to vTv under this Agreement shall be made by wire transfer in immediately available funds to a bank and account designated in writing by vTv, unless otherwise specified in writing by vTv.

7.3Taxes.

(a)Taxes on Income.  Except as otherwise provided in this Section 7.3, each Party shall be solely responsible for the payment of all taxes imposed on its share of income arising directly or indirectly from the activities of the Parties under this Agreement.

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(b)Tax Cooperation.  Anteris shall use commercially reasonable efforts to inform vTv of any withholding tax obligation imposed by taxing authorities on payments due to vTv under this Agreement.  The Parties agree to cooperate in good faith to provide one another with such documents and certifications as are reasonably necessary to enable the Parties to minimize or recover any withholding tax payment.  Anteris may withhold and deduct any taxes required to be withheld and deducted from payments payable under this Agreement and any amounts withheld and deducted shall be treated as paid to vTv pursuant to this Agreement. Anteris shall deduct applicable taxes from payments due to vTv and such taxes shall be paid by Anteris to the proper taxing authority on behalf of vTv (evidence of which payment to such taxing authority shall be provided promptly by Anteris to vTv hereunder).  Anteris shall be responsible for (i) all sales, use, value added and other transfer taxes (and related tax returns) applicable to payments and transactions under this agreement and (ii) all customs duties, import tariffs, taxes, freight, insurance, inspection costs and the like attributed to or for the transport and importation of any Licensed Product under this Agreement. In the event that a Governmental Authority retroactively determines that a payment made by Anteris to vTv pursuant to this Agreement should have been subject to withholding or similar (or to additional withholding or similar) taxes, and Anteris remits such withholding or similar taxes to the Government Authority, including any interest and penalties that may be imposed thereon (together with the tax paid, the “Withholding Amount”), Anteris shall have the right to (a) offset the Withholding Amount against future payment obligations of Anteris under this Agreement, (b) invoice vTv for the Withholding Amount (which shall be payable by vTv within [***] days of its receipt of such invoice) or (c) pursue reimbursement by any other available remedy.  Notwithstanding the foregoing, if Anteris takes action that changes the jurisdiction of the payor under this Agreement (including by assigning or transferring some or all of its rights and obligations to an entity in a different jurisdiction or itself changing jurisdictions) and if, solely as a result of such action, the withholding or deduction of tax required by Applicable Laws with respect to payments under this Agreement is increased, then any amount payable under this Agreement shall be increased to take into account such withheld taxes as may be necessary so that, after making all required withholdings (including withholdings on the withheld amounts), vTv receives an amount equal to the sum it would have received had no such increased withholding been made.

(c)vTv represents and warrants that it is a United States Person as defined in Section 7701(a)(30) of the United States Internal Revenue Code of 1986, as amended and vTv shall provide Anteris with a properly completed IRS Form W-9 upon execution of this Agreement and shall notify Anteris in advance of any payment under this Agreement if such IRS Form W-9 ceases to be valid. Anteris represents and warrants that it is a United States Person as defined in Section 7701(a)(30) of the United States Internal Revenue Code of 1986, as amended.

7.4Records; Audit.  Anteris shall keep, and shall require its Affiliates and Sublicensees to keep, complete and accurate records pertaining to the sale or other disposition of Licensed Products in sufficient detail to permit vTv to confirm the accuracy of any sales milestone or royalty payment due hereunder.  Anteris will keep such books and records for [***] years following the Calendar Year to which they pertain, or such longer period of time as may be required by Applicable Laws.  Upon reasonable prior notice and during regular business hours at such place or places where such records are customarily kept, Anteris’ records may be inspected on vTv’s behalf by an independent certified public accountant (the “Auditor”) selected by vTv

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and reasonably acceptable to Anteris for the sole purpose of verifying for vTv the accuracy of the financial reports furnished by Anteris pursuant to Section 7.1 or of any payments made, or required to be made, to vTv pursuant to Article 6.  Before beginning its audit, the Auditor shall execute an undertaking acceptable to each Party by which the Auditor agrees to keep confidential all information reviewed during the audit.  Such audits shall be limited to [***] each Calendar Year and [***] with respect to records covering any specific period of time.  Such auditor shall not disclose Anteris’ Confidential Information to vTv, and shall only report whether the financial reports provided by Anteris and the amount of payments made to vTv are correct or not, and the specific details concerning any discrepancies.  If the final result of the inspection reveals an undisputed underpayment, the underpaid amount shall be settled within [***] days after the Auditor’s report. If the final result of the inspection reveals an undisputed overpayment, the overpaid amount shall be credited against amounts payable by Anteris in subsequent payment periods, or reimbursed to Anteris by vTv within [***] days after the Auditor’s report if there are no subsequent payment periods at that time.  vTv shall bear the full cost of such audit unless such audit reveals an underpayment by Anteris of more than [***]% for the audited period, in which case Anteris shall reimburse vTv for the reasonable costs of such audit.

7.5Late Payments.  If any payment due under this Agreement is not paid when due in accordance with the applicable provisions of this Agreement, the payment shall accrue interest from the date due at the annual interest rate of [***]% per month; provided, however, that in no event shall such rate exceed the maximum legal annual interest rate.

8.	Intellectual Property

8.1Ownership of Inventions.

(a)Inventorship of all Inventions shall be determined in accordance with U.S. patent laws.  Subject to the license grants and other rights herein, as between the Parties, each Party shall own and retain all right, title and interest in and to any and all Inventions that are conceived, discovered, developed or otherwise made solely by or on behalf of such Party (or its Affiliates or its or their (sub)licensees), whether or not patented or patentable, and any and all Patents and other intellectual property rights with respect thereto.

(b)Subject to the license grants and other rights herein, as between the Parties, the Parties shall each own an equal, undivided interest in any and all: (i) Inventions that are conceived, discovered, developed or otherwise made under this Agreement jointly by or on behalf of Anteris or its Affiliates, on the one hand, and vTv or its Affiliates, on the other hand, whether or not patented or patentable (the “Joint Know-How”); and (ii) Patents claiming the Joint Know-How (the “Joint Patents”) and other intellectual property rights with respect to the Inventions described in clause (i) (together with Joint Know-How and Joint Patents, the “Joint IP”).  Each Party shall promptly disclose to the other Party in writing and shall cause its Affiliates to so disclose, the development, making, conception or reduction to practice of any Joint Know-How or Joint Patents.  Subject to the license granted under Section 2.1 and the financial provisions of Article 6, each Party is entitled to practice the Joint IP for all purposes on a worldwide basis and

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to license such Joint IP through multiple tiers without consent of the other Party (where consent is required by applicable Law, such consent is deemed hereby granted).

8.2Patent Prosecution and Maintenance.

(a)Prosecution and Maintenance. vTv shall have the first right, but not the obligation, to prosecute and maintain the vTv Patents other than the Joint Patents in the Territory (such vTv Patents, the “vTv Solely Owned Patents”), and Anteris shall have the first right, but not the obligation, to prosecute and maintain the Joint Patents in the Territory (the Party with the first right to prosecute and maintain such vTv Solely Owned Patents or Joint Patents, the “Initial Prosecuting Party”), in each case at [***]’s expense using counsel of the Initial Prosecuting Party’s own choice, and including the preparation, filing, prosecution, and maintenance (including any interferences, reissue proceedings, reexaminations, oppositions, invalidation proceedings and defense of validity or enforceability challenges). The Initial Prosecuting Party shall keep the other Party reasonably informed of the status of filing, prosecution, maintenance, and defense, if any, of the vTv Patents that the Initial Prosecuting Party has the first right to prosecute and maintain.  The Initial Prosecuting Party shall also provide the other Party a reasonable opportunity to review and comment on any material filings related to the vTv Patents that the Initial Prosecuting Party has the first right to prosecute and maintain.

(b)Abandonment.  If the Initial Prosecuting Party desires to abandon or cease prosecution or maintenance of any vTv Patent that it has the first right to prosecute and maintain, it shall provide reasonable prior written notice to the other Party of such intention to abandon (which notice shall, to the extent possible, be given no later than [***] days prior to the next deadline for any action that must be taken with respect to the applicable vTv Patent in the relevant patent office).  In such case, upon the other Party’s written election provided no later than [***] days after such notice from the Initial Prosecuting Party, the other Party shall have the right to assume prosecution and maintenance of the applicable vTv Patent at the other Party’s expense and with counsel of the other Party’s choice.  Promptly after such election, the Initial Prosecuting Party will deliver to the other Party copies of all necessary files related to any vTv Patents as requested by the other Party, and will take all actions and execute all documents reasonably necessary for the other Party to assume such patent prosecution activities.  If the other Party does not provide such election within [***] days after such notice, the Initial Prosecuting Party may, in its sole discretion, continue prosecution and maintenance of such vTv Patent or discontinue prosecution and maintenance of such vTv Patent.

(c)Patent Term Extensions.  As between the Parties, Anteris shall have the authority and responsibility to file for and seek to obtain available patent term extensions or supplemental protection certificates or their equivalents in any country with respect to Patents Covering Licensed Products for which Anteris obtains Regulatory Approval; provided nothing in this Section 8.2(c) shall restrict or otherwise limit vTv from seeking patent term extensions or supplemental protection certificates or their equivalents as to vTv Solely Owned Patents Covering products other than Licensed Products for which vTv obtains regulatory approval.

(d)Cooperation.  Each Party shall provide the other Party all reasonable assistance and cooperation in the patent prosecution efforts under this Section 8.2, including providing any necessary powers of attorney and executing any other required documents or

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instruments for such prosecution. Further, Anteris shall notify vTv in writing promptly, but no later than [***], after the filing of any patent application Covering any Licensed Compound or Licensed Product or the manufacture or use of any Licensed Compound or Licensed Product filed by Anteris or any of its Affiliates or Sublicensees (to the extent not previously disclosed to vTv).

8.3Patent Enforcement.

(a)Notice.  Each Party shall notify the other Party within fifteen (15) business days after becoming aware of any alleged or threatened infringement by a Third Party of any of the vTv Patents in the Territory, which infringement adversely affects or is expected to adversely affect any Licensed Product in the Field (collectively, “Licensed Product Infringement”).

(b)Enforcement Right.  Anteris shall have the first right to bring and control any legal action in connection with a Licensed Product Infringement at its own expense as it reasonably determines appropriate.  If Anteris (i) elects not to bring such legal action against a Licensed Product Infringement (the decision of which Anteris shall inform vTv promptly) or (ii) Anteris otherwise fails to bring such legal action against a Licensed Product Infringement within [***] days of first becoming aware of such Licensed Product Infringement or such shorter period as would allow vTv a reasonable opportunity to bring a legal action without loss of rights, and does not provide a reasonable business (including strategic) rationale for not doing so, vTv shall have the right to bring and control any legal action in connection with such Licensed Product Infringement at its own expense as it reasonably determines appropriate after consultation with Anteris.  Notwithstanding anything to the contrary herein (including in Section 8.2(a)), in the event any declaratory judgment, opposition or similar action or claim alleging invalidity, unenforceability or non-infringement of any of the vTv Patents arises in a legal action in connection with a Licensed Product Infringement, the Party controlling such legal action shall control the response to such action or claim.

(c)Collaboration.  Each Party shall provide to the Party enforcing a vTv Patent in a legal action in connection with a Licensed Product Infringement (the “Enforcing Party”) reasonable assistance in such enforcement, at the Enforcing Party’s request and expense, including to be named in such action if required by Applicable Laws to pursue such action.  The Enforcing Party shall keep the other Party regularly informed of the status and progress of such enforcement efforts and shall reasonably consider the other Party’s comments on any such efforts, including determination of litigation strategy and filing of material papers to the competent court.  The non-enforcing Party shall be entitled to separate representation in such matter by counsel of its own choice and at its own expense, but such Party shall at all times cooperate fully with the Enforcing Party.

(d)Expense and Recovery.  The Enforcing Party shall be solely responsible for any expenses incurred by such Party as a result of such enforcement of a vTv Patent in a legal action in connection with a Licensed Product Infringement.  If the Enforcing Party recovers monetary damages in such enforcement action, such recovery shall be allocated first to the reimbursement of any expenses incurred by the Enforcing Party in such enforcement action, second to the reimbursement of any expenses incurred by the other Party in such enforcement action, provided that if such recoveries are not sufficient to reimburse both Parties’ expenses incurred in connection with such enforcement action, then such recoveries shall be applied to the

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aggregate expenses incurred by both Parties on a pro rata basis to reimburse each Party’s relative share of such expenses.  Following any expenses reimbursement, any remaining amounts shall be retained by the Enforcing Party; provided that, if Anteris is the Enforcing Party, then to the extent that any such remaining amount was awarded in compensation for lost sales or lost profits of Licensed Products, such remaining amount shall be [***].

(e)Other Infringement.  Except for Licensed Product Infringement as set forth above, each Party shall have the exclusive right to enforce its own Patents against any infringement anywhere in the world.

8.4Infringement of Third Party Rights.  If any Licensed Product used or sold by Anteris, its Affiliates, or Sublicensees becomes the subject of a Third Party’s claim or assertion of infringement of such Third Party’s intellectual property rights in a jurisdiction within the Territory (“Third Party Infringement Claim”), Anteris shall promptly notify vTv and the Parties shall promptly meet to consider the claim or assertion and the appropriate course of action and may, if appropriate, agree on and enter into a “common interest agreement” wherein the Parties agree to their shared, mutual interest in the outcome of such potential dispute.  Absent any agreement to the contrary, each Party shall defend itself from any such Third Party Infringement at its own cost and expense, provided, however, that the provisions of Section 8.3 shall govern the right of Anteris to assert a counterclaim of infringement of any vTv Patents.

9.	Representations and Warranties

9.1Mutual Representations and Warranties.  Each Party represents and warrants to the other that, as of the Effective Date:

(a)it is duly organized and validly existing under the laws of its jurisdiction of incorporation or formation, and has full corporate or other power and authority to enter into this Agreement and to carry out the provisions hereof;

(b)it is duly authorized to execute and deliver this Agreement and to perform its obligations hereunder, and the person or persons executing this Agreement on its behalf has been duly authorized to do so by all requisite corporate or partnership action;

(c)this Agreement is legally binding upon it, enforceable in accordance with its terms, and does not conflict with any agreement, instrument, or understanding, oral or written, to which it is a party or by which it may be bound, nor violate any material law or regulation of any court, governmental body, or administrative or other agency having jurisdiction over it; and

(d)it has the right to grant the licenses granted by it under this Agreement.

9.2Covenants. Each Party covenants as follows:

(a)In the performance of its obligations under this Agreement, such Party shall comply, and shall cause its and its Affiliates’ employees and contractors to comply with, all Applicable Laws.

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(b)Such Party’s and its Affiliates’ employees and contractors shall not, in connection with the performance of their respective obligations under this Agreement, directly or indirectly through Third Parties, pay, promise, or offer to pay, or authorize the payment of, any money or give any promise or offer to give, or authorize the giving of anything of value to a Public Official or Entity or other person for purpose of obtaining or retaining business for or with, or directing business to, any person, including such Party (and such Party represents and warrants that as of the Effective Date, such Party, and to its knowledge, its and its Affiliates’ employees and contractors, have not directly or indirectly promised, offered, or provided any corrupt payment, gratuity, emolument, bribe, kickback, illicit gift, or hospitality or other illegal or unethical benefit to a Public Official or Entity or any other person in connection with the performance of such Party’s obligations under this Agreement (or, with respect to vTv, in connection with Exploitation of the Lead Compound), and such Party covenants that it and its Affiliates’ employees and contractors shall not, directly or indirectly, engage in any of the foregoing).

(c)Such Party and its Affiliates, and their respective employees and contractors, in connection with the performance of their respective obligations under this Agreement, shall not authorize or cause its Indemnitees to be in violation of the FCPA, Export Control Laws, or any other Applicable Laws or otherwise cause any reputational harm to the other Party.

(d)Such Party shall immediately notify the other Party if such Party has any information or suspicion that there may be a violation of the FCPA, Export Control Laws, or any other Applicable Laws in connection with the performance of this Agreement or the Development, manufacture, or Commercialization of any Licensed Product.

(e)In connection with the performance of its obligations under this Agreement, such Party shall comply and shall cause its and its Affiliates’ employees and contractors to comply with such Party’s own anti-corruption and anti-bribery policy.

9.3Additional vTv Representations and Warranties.  vTv represents, warrants, and covenants, as applicable, to Anteris that, as of the Effective Date:

(a)Schedule 1.79 lists all vTv Patents as of the Effective Date and all such Patents listed on Schedule 1.79 are solely and exclusively owned by vTv, free of any encumbrance, lien, or claim of ownership by any Third Party, except for the security interest granted to Horizon Technology Finance Corporation and Silicon Valley Bank under that certain Venture Loan and Security Agreement dated October 28, 2016.

(b)vTv and its Affiliates have complied with all duties of candor required by applicable Governmental Authorities in the prosecution by vTv or any of its Affiliates of the vTv Patents;

(c)To vTv's knowledge as of the Effective Date, (i) all applicable fees for the vTv Patents have been paid on or before the due date for payment or during any extension thereof, and (ii) each of the vTv Patents properly identifies each and every inventor of the claims thereof as determined in accordance with the laws of the jurisdiction in which such Patent is issued or such application is pending;

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(d)vTv has the right to grant all rights and licenses it purports to grant to Anteris with respect to the vTv Technology under this Agreement, free and clear of any rights therein granted to any Third Party;

(e)All vTv Technology is owned by vTv and is not held under license from any other person or entity;

(f)vTv has not granted any liens or security interests on any of the vTv Technology except for the security interest granted to Horizon Technology Finance Corporation and Silicon Valley Bank under that certain Venture Loan and Security Agreement dated October 28, 2016;

(g)The final payment under that certain Venture Loan and Security Agreement dated October 28, 2016 will be made on or around January 1, 2021, and the security interest granted to Horizon Technology Finance Corporation and Silicon Valley Bank thereunder will be released on or around January 1, 2021, but in no event later than January 15, 2021;

(h)vTv has not received as of the Effective Date any written notice from a Third Party that the research or Development of any Licensed Compound or Licensed Product conducted by vTv prior to the Effective Date has infringed any Patents or misappropriated any Know-How of any Third Party;

(i)vTv has not as of the Effective Date, and will not during the Term, grant to any Third Party any right under the vTv Technology that would conflict with the rights granted to Anteris hereunder;

(j)No claim or action has been brought or, to vTv’s knowledge as of the Effective Date, threatened, by any Third Party alleging that (i) any of the vTv Patents are invalid or unenforceable, or (ii) the use of the vTv Know-How infringes or misappropriates, or would infringe or misappropriate, any intellectual property right of any Third Party;

(k)There are no pending or, to vTv’s knowledge as of the Effective Date, alleged or threatened, (i) inter partes reviews, post-grant reviews, interferences, re-examinations, or oppositions involving the vTv Patents that are in or before any patent authority (or other Governmental Authority performing similar functions) or (ii) inventorship challenges involving the vTv Patents that are in or before any patent or other Governmental Authority;

(l)To vTv’s knowledge as of the Effective Date, no Third Party is infringing or misappropriating or has infringed or misappropriated or is threatening to infringe or misappropriate the vTv Technology;

(m)vTv has disclosed to Anteris all non-clinical, pre-clinical, and clinical data in vTv’s Control that is material to the evaluation of the safety, efficacy, and manufacturing process of the Lead Compound;

(n)vTv and its Affiliates and, to vTv's knowledge as of the Effective Date,  their respective contractors and consultants have conducted, all research and Development of the Lead

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Compound, including any and all non-clinical, pre-clinical, and clinical studies of the Lead Compound, in accordance with Applicable Laws in all material respects; and

(o)To vTv's knowledge as of the Effective Date, inventions claimed by the vTv Patents (i) were not conceived, discovered, developed, or otherwise made in connection with any research activities funded, in whole or in part, by the federal government of the United States or any agency thereof, (ii) are not a “subject invention” as that term is described in 35 U.S.C. Section 201(e), and (iii) are not otherwise subject to the provisions of the Patent and Trademark Law Amendments Act of 1980, as amended, codified at 35 U.S.C. §§ 200-212, as amended, as well as any regulations promulgated pursuant thereto, including in 37 C.F.R. part 401.

9.4Disclaimer. EXCEPT FOR THE EXPRESS WARRANTIES SET FORTH IN THIS AGREEMENT, EACH PARTY EXPRESSLY DISCLAIMS ANY AND ALL WARRANTIES OF ANY KIND, WHETHER EXPRESS, IMPLIED, OR STATUTORY, INCLUDING WARRANTIES OF DESIGN, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NONINFRINGEMENT OF THE INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES, OR ARISING FROM A COURSE OF DEALING, USAGE, OR TRADE PRACTICES, IN ALL CASES WITH RESPECT THERETO.  NEITHER PARTY MAKES ANY REPRESENTATION OR WARRANTY, EITHER EXPRESS OR IMPLIED, THAT ANY OF THE DEVELOPMENT, MANUFACTURING, OR COMMERCIALIZATION EFFORTS WITH REGARD TO ANY COMPOUND OR PRODUCT WILL BE SUCCESSFUL.

10.	Indemnification

10.1Indemnification by Anteris.  Anteris hereby agrees to defend, indemnify, and hold harmless vTv and its Affiliates and their respective directors, officers, employees, and agents (each, a “vTv Indemnitee”) from and against any and all liabilities, expenses, and losses, including reasonable legal expenses and attorneys’ fees (collectively, “Losses”), to which any vTv Indemnitee may become subject as a result of any claim, demand, action, or other proceeding (each, a “Claim”) by any Third Party to the extent such Losses arise out of:

(a)the Development, use, manufacture, Commercialization, or other Exploitation of any Licensed Compound or Licensed Product by Anteris or its Affiliates or Sublicensees (except to the extent a Claim alleges misappropriation or infringement of any Third Party intellectual property right due to Anteris’ or its Affiliates’ or Sublicensees’ practice of vTv Solely-Owned Patents or vTv Know-How (other than Joint Know-How));

(b)the negligence or willful misconduct of any Anteris Indemnitee; or

(c)the breach by Anteris of any warranty, representation, covenant, or agreement made by Anteris in this Agreement;

except, in each case (a)-(c), to the extent such Losses arise out of any activities set forth in Section 10.2 for which vTv is obligated to indemnify any Anteris Indemnitee under Section 10.2.

10.2Indemnification by vTv.  vTv hereby agrees to defend, indemnify, and hold harmless Anteris, its Affiliates, and Sublicensees and their respective directors, officers,

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employees, and agents (each, an “Anteris Indemnitee”) from and against any and all Losses to which any Anteris Indemnitee may become subject as a result of any Claim by any Third Party to the extent such Losses arise out of:

(a)the practice by vTv or its Affiliates or licensees (other than Anteris) of any of vTv’s reserved rights under Section 2.3;

(b)the negligence or willful misconduct of any vTv Indemnitee;

(c)the breach by vTv of any warranty, representation, covenant, or agreement made by vTv in this Agreement; or

(d)the Development, use, manufacture, Commercialization, or other Exploitation of any Licensed Compound or Licensed Product by vTv or its Affiliates or licensees after the effective date of termination of this Agreement.

except, in each case (a)-(d), to the extent such Losses arise out of any activities set forth in Section 10.1 for which Anteris is obligated to indemnify any vTv Indemnitee under Section 10.1.

10.3Indemnification Procedure.

(a)The Party claiming indemnity under this Article 10 (the “Indemnified Party”) shall give written notice to the Party from whom indemnity is being sought (the “Indemnifying Party”) promptly after learning of such Claim.

(b)The Indemnified Party shall provide the Indemnifying Party with reasonable assistance, at the Indemnifying Party’s expense, in connection with the defense of the Claim for which indemnity is being sought.  The Indemnified Party may participate in and monitor such defense with counsel of its own choice at its own expense; provided, however, that the Indemnifying Party shall have the right to assume and conduct the defense of the Claim with counsel of its choice.

(c)The Indemnifying Party shall not settle any Claim without the prior written consent of the Indemnified Party, not to be unreasonably withheld, conditioned, or delayed, unless the settlement involves only the payment of money, no admission of wrong-doing or fault by the Indemnified Party, and no restriction on the future actions or activities of the Indemnified Party.  So long as the Indemnifying Party is actively defending the Claim in good faith, the Indemnified Party shall not settle such Claim without the prior written consent of the Indemnifying Party.

(d)If the Indemnifying Party does not assume and conduct the defense of the Claim as provided above, (i) the Indemnified Party may defend against and consent to the entry of any judgment, or enter into any settlement with respect to, the Claim in any manner the Indemnified Party may deem reasonably appropriate (and the Indemnified Party need not consult with, or obtain any consent from, the Indemnifying Party in connection therewith), and (ii) the Indemnifying Party will remain responsible to indemnify the Indemnified Party as provided in this Article 10.

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10.4Insurance.  During the Term and for three (3) years thereafter, each Party, at its own expense, shall maintain commercial general liability insurance and other appropriate insurance in an amount consistent with sound business practice and reasonable in light of its obligations under this Agreement.  Each Party shall provide a certificate of insurance (or evidence of self-insurance) evidencing such coverage to the other Party upon the other Party’s request.

10.5Limitation of Liability.  EXCEPT FOR DAMAGES THAT (A) ARISE IN CONNECTION WITH A PARTY’S (I) WILLFUL MISCONDUCT OR FRAUD OR (II) BREACH OF ITS OBLIGATIONS UNDER ARTICLE 11 OR SECTION 2.6, OR (B) ARE SUBJECT TO INDEMNIFICATION UNDER SECTION 10.1 OR SECTION 10.2, NEITHER PARTY SHALL BE LIABLE IN CONTRACT, TORT, NEGLIGENCE, BREACH OF STATUTORY DUTY, OR OTHERWISE FOR ANY SPECIAL, PUNITIVE, OR CONSEQUENTIAL DAMAGES OR FOR LOSS OF PROFITS SUFFERED BY THE OTHER PARTY (OR ITS AFFILIATES OR (SUB)LICENSEES), REGARDLESS OF ANY NOTICE OF THE POSSIBILITY OF SUCH DAMAGES.

11.	Confidentiality

11.1Confidential Information.  Except to the extent expressly authorized by this Agreement or otherwise agreed in writing by the Parties, the Parties agree that, during the Term and for [***] years thereafter, the receiving Party shall keep confidential and shall not publish or otherwise disclose, and shall not use for any purpose other than as expressly provided for in this Agreement, any Confidential Information of the other Party, and both Parties shall keep confidential and, subject to the remainder of this Article 11, shall not publish or otherwise disclose the terms of this Agreement.  Each Party may use the other Party’s Confidential Information only to the extent required to accomplish the purposes of this Agreement, including exercising its rights and performing its obligations under this Agreement.  Each Party will use at least the same standard of care as it uses to protect proprietary or confidential information of its own (but no less than reasonable care) to ensure that its employees, agents, consultants, contractors, licensees, sublicensees, and other representatives do not disclose or make any unauthorized use of the other Party’s Confidential Information.  Each Party will promptly notify the other upon discovery of any loss or unauthorized use or disclosure of the other Party’s Confidential Information.

11.2Exceptions.  The obligations of confidentiality and restriction on use under Section 11.1 will not apply to any information that the receiving Party can prove by competent written evidence:

(a)is now, or hereafter becomes, through no act or failure to act on the part of the receiving Party, generally known or available to the public;

(b)is known by the receiving Party at the time of receiving such information, other than by previous disclosure of the disclosing Party, or its Affiliates, employees, agents, consultants, or contractors;

(c)is hereafter furnished to the receiving Party without restriction by a Third Party who has no obligation of confidentiality or limitations on use with respect thereto, as a matter of right; or

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(d)is independently discovered or developed by the receiving Party without the use of the disclosing Party’s Confidential Information.

11.3Authorized Disclosure.  Each Party may disclose Confidential Information belonging to the other Party as expressly permitted by this Agreement or if and to the extent such disclosure is reasonably necessary in the following instances:

(a)filing, prosecuting, and maintaining Patents as permitted by this Agreement;

(b)filing Regulatory Filings for Licensed Products that such Party has a license or right to Develop, manufacture, and Commercialize under this Agreement in a given country or jurisdiction;

(c)prosecuting or defending litigation as permitted by this Agreement;

(d)complying with Applicable Law (including regulations promulgated by securities exchanges) or court or administrative orders;

(e)disclosure to actual and bona fide potential investors, acquirors, licensees, and other financial or commercial partners for the purpose of evaluating or carrying out an actual or potential investment, acquisition, or collaboration, in each case under written obligations of confidentiality and non-use at least as stringent as those herein; and

(f)disclosure to its and its Affiliates’ employees, consultants, contractors, agents, licensees, and sublicensees, in each case on a need-to-know basis in connection with the Development, manufacture, Commercialization or other Exploitation of the Licensed Compound and Licensed Products in accordance with the terms of this Agreement, in each case under written obligations of confidentiality and non-use at least as stringent as those herein.

Notwithstanding the foregoing, in the event that a Party is required to make a disclosure of the other Party’s Confidential Information pursuant to Section 11.3(c) or Section 11.3(d), it will, except where impracticable, give reasonable advance notice to the other Party of such disclosure and use efforts to secure confidential treatment of such Confidential Information at least as diligent as such Party would use to protect its own confidential information of a similar nature, but in no event less than reasonable efforts.  In any event, the Parties agree to take all reasonable action to avoid disclosure of Confidential Information.  Any information disclosed pursuant to any of the foregoing subsections shall remain Confidential Information and subject to the foregoing provisions of this Article 11.

11.4Publications.  Anteris shall have the sole right, in its sole discretion, to publish or otherwise disclose the results of, and other information regarding, any Development activities performed under this Agreement with respect to any Licensed Compound and Licensed Product.

11.5Publicity; Public Disclosures.  It is understood that each Party may desire or be required to issue press releases relating to this Agreement or activities hereunder.  The Parties agree to consult with each other reasonably and in good faith with respect to the text and timing of such press releases prior to the issuance thereof, to the extent practicable, provided that a Party may not unreasonably withhold, condition, or delay consent to such releases by more than three

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(3) business days, and that either Party may issue such press releases or make such disclosures to the SEC or other applicable agency as it determines, based on advice of counsel, reasonably necessary to comply with Applicable Laws or for appropriate market disclosure.  Each Party shall provide the other Party with advance notice of legally required disclosures to the extent practicable.  The Parties will consult with each other on the provisions of this Agreement to be redacted in any filings made by a Party with the SEC or as otherwise required by Applicable Laws; provided that each Party shall have the right to make any such filing as it determines, based on the advice of counsel, reasonably necessary to comply with Applicable Laws or for appropriate market disclosure.  In addition, once the existence of this Agreement, the identity of the other Party or any terms of this Agreement are publicly disclosed in accordance with this Section 11.5, either Party shall be free to disclose, without the other Party’s prior written consent, such information as has already been publicly disclosed in accordance with this Section 11.5.

11.6Equitable Relief.  Given the nature of the Confidential Information and the competitive damage that a Party would suffer upon unauthorized disclosure, use, or transfer of its Confidential Information to any Third Party, the Parties agree that monetary damages may not be a sufficient remedy for any breach of this Article 11.  In addition to all other remedies, a Party shall be entitled to seek specific performance and injunctive and other equitable relief as a remedy for any breach or threatened breach of this Article 11.

12.	Term and Termination

12.1Term.  This Agreement shall commence on the Effective Date and, unless terminated earlier as provided in this Article 12 or by mutual written agreement of the Parties, shall continue, on a Licensed Product-by-Licensed Product and country-by-country basis, until the expiration of the Royalty Term for such Licensed Product in such country (the “Term”).  Following expiration of this Agreement with respect to a Licensed Product in a country, but not earlier termination, the license granted to Anteris in Section 2.1 shall be deemed to be perpetual, irrevocable, and fully paid-up with respect to such Licensed Product in such country.

12.2Termination for Cause.

(a)Material Breach.  Each Party shall have the right to terminate this Agreement immediately in its entirety upon written notice to the other Party if such other Party materially breaches this Agreement and has not cured such breach to the reasonable satisfaction of the other Party within [***] days after notice of such breach from the non-breaching Party (or within [***] days from the date of such notice in the event such breach is solely based on the breaching Party’s failure to pay any amounts or issue any shares due hereunder).  If cure of such breach (other than non-payment) cannot reasonably be effected within such [***] day period, the breaching Party shall deliver to the non-breaching Party a plan reasonably calculated to cure such breach within a reasonable timeframe, but in any event within [***] months.  So long as the breaching Party is diligently carrying out such plan, the non-breaching Party shall not have the right to terminate this Agreement.  If the breaching Party fails to diligently carry out such plan and cure such breach as provided above, then the non-breaching Party may terminate this Agreement upon written notice to the breaching Party.

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(b)Disputed Breach.  If the alleged breaching Party disputes in good faith the existence or materiality of a breach specified in a notice provided by the other Party, and such alleged breaching Party provides the other Party notice of such dispute within [***] days, then the other Party shall not have the right to terminate this Agreement under Section 12.2(a) unless and until a panel of arbitrators, in accordance with Article 13, has determined that the alleged breaching Party has materially breached this Agreement and such Party fails to cure such breach within the applicable cure period set forth in Section 12.2(a) following such determination.

(c)Bankruptcy.  Each Party shall have the right to terminate this Agreement immediately in its entirety upon written notice to the other Party if such other Party makes a general assignment for the benefit of creditors, files an insolvency petition in bankruptcy, petitions for or acquiesces in the appointment of any receiver, trustee, or similar officer to liquidate or conserve its business or any substantial part of its assets, commences under the laws of any jurisdiction any proceeding involving its insolvency, bankruptcy, reorganization, adjustment of debt, dissolution, liquidation, or any other similar proceeding for the release of financially distressed debtors or becomes a party to any proceeding or action of the type described above and such proceeding is not dismissed within [***] days after the commencement thereof.

12.3Termination without Cause by Anteris.  Anteris shall have the right to terminate this Agreement in its entirety or on a country-by-country basis, at any time, for any or no reason, upon [***] days’ written notice to vTv.

12.4Effects of Termination.  Upon any termination of this Agreement with respect to a country or in its entirety (but not upon expiration of this Agreement pursuant to Section 12.1), the terms of this Section 12.4 will apply.  For clarity, during the pendency of any dispute regarding material breach and/or during any termination notice period, all of the terms and conditions of this Agreement shall remain in effect and the Parties shall continue to perform all of their respective obligations hereunder.  Further for clarity, if this Agreement is terminated with respect to a country, then the terms of this Section 12.4 (other than Section 12.4(g)) will apply only with respect to such terminated country.

(a)Licenses.  The license granted by vTv to Anteris will automatically terminate.

(b)Sublicenses.  At the request of a Sublicensee that is not in default of its obligations under its sublicense agreement within [***] days after the effective date of termination of this Agreement, vTv shall negotiate and enter into a continuing license with such Sublicensee on reasonable terms that do not impose any additional obligations on vTv and fully preserve vTv’s rights under this Agreement, including vTv’s rights to receive payments under Article 6 (or an appropriate prorated portion of such payments in the case of payments based on a territory larger than the Sublicensee’s territory).

(c)License Grant to vTv.  At vTv’s option, to be exercised no later than [***] days after the effective date of termination, as of such termination on a country-by-country basis, Anteris shall grant to vTv an exclusive, royalty-bearing license, with the right to sublicense through multiple tiers, under Anteris Technology, solely to Exploit the Licensed Compound and Licensed Products in the Field and in such country; provided that, on a country-by-country basis,

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such license shall be subject to vTv’s payment to Anteris of commercially reasonable royalties on Net Sales of Licensed Products. If the Parties fail to agree on such commercially reasonable royalties within [***] days following the effective date of termination of this Agreement on a country-by-country basis (“Reversion Royalty Dispute”), either Party may submit such Reversion Royalty Dispute for resolution pursuant Section 13.6.

(d)Assignment of Regulatory Approvals.  Anteris shall promptly (i) assign and transfer (or cause to be assigned and transferred) to vTv or its designee (and, if in Anteris’ possession or control, provide copies of) all Regulatory Filings and Regulatory Approvals held in the name of Anteris, or any Affiliate it controls (within the meaning of Section 1.4), relating to the Licensed Compound or any Licensed Products, including related correspondence with Regulatory Authorities and (ii) disclose to vTv, and grant to vTv a Right of Reference or Use (as that term is defined in 21 C.F.R. § 314.3(b) or any non-United States equivalent) with respect to, all pre-clinical and clinical data, including pharmacology and biology data, in Anteris’ or its applicable controlled Affiliates’ possession and control specifically related to the Licensed Compound or any Licensed Products.

(e)Assignment of Trademarks.  Anteris shall assign to vTv all of Anteris’ and its controlled (within the meaning of Section 1.4) Affiliates’ right, title and interest in any product trademark used solely with and for any Licensed Products, along with all associated goodwill, but specifically excluding any corporate trademarks or trade names of Anteris or such controlled Affiliates or any goodwill associated therewith.

(f)Ongoing Clinical Trials.  Unless expressly prohibited by any Regulatory Authority or Applicable Law, if any clinical studies involving Licensed Products sponsored by Anteris or its Affiliate or Sublicensee are being conducted as of the effective date of termination, at vTv’s written request in its sole discretion made within [***] days of the effective date of termination, Anteris shall, and shall cause its Affiliates and Sublicensees to, (i) wind down such clinical studies in accordance with Applicable Law, at [***], or (ii) (x) transfer sponsorship and control of such clinical studies to vTv and (y) continue to conduct such clinical studies for up to [***] months to enable such transfer to be completed without interruption of any such clinical study, in each case ((ii)(x) and (ii)(y)), at [***].

(g)Manufacturing Matters.

(i)If this Agreement is terminated in its entirety, to the extent vTv so requests within [***] days after the effective date of such termination, Anteris shall use Commercially Reasonable Efforts to, and to cause any Affiliate it controls (within the meaning of Section 1.4) to, effect the assignment of each manufacturing agreement specific and exclusive to the Licensed Compound or any Licensed Products to vTv, if such agreement is then in effect and such assignment is permitted under such agreement or by the applicable Third Party; provided that vTv agrees in writing to assume all obligations under any such manufacturing agreement arising following such assignment, and each Party shall execute such documentation reasonably satisfactory to the other Party to effectuate such assignment and assumption; provided, further, that, if any such agreement is specific but not exclusive to the Licensed Compound or any Licensed Products, or is not assignable to vTv for any reason, Anteris and such controlled Affiliates shall

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use Commercially Reasonable Efforts to provide vTv with the benefits of such agreement to the extent it relates to the Licensed Compound or any Licensed Products.

(ii)If this Agreement is terminated in its entirety, to the extent vTv so requests within [***] days after the effective date of such termination, for a period of up to [***] months following the effective date of such termination, Anteris and any Affiliate it controls (within the meaning of Section 1.4) shall cooperate with vTv in reasonable respects to transfer manufacturing documents and materials that are used (at the time of the termination) by Anteris or any such controlled Affiliate exclusively in the manufacture of the Licensed Compound or any Licensed Products to the extent such manufacturing documents and materials are not obtained by vTv pursuant to the assignment of agreements pursuant to Section 12.4(g)(i) above. If, at the effective date of termination of this Agreement in its entirety, to the extent vTv so requests within [***] days after the effective date of such termination, any Licensed Compound or Licensed Product is held in inventory or is in process of being manufactured by or on behalf of Anteris or its controlled Affiliate, Anteris shall supply to vTv such on-hand Licensed Compound and Licensed Products at a supply price equal to Anteris’ or its Affiliate’s actual, fully-burdened cost to manufacture or have manufactured, and supply, such Licensed Compound and Licensed Products, as applicable.

12.5Confidential Information.  Upon expiration or termination of this Agreement in its entirety, each Party shall promptly return to the other Party, or delete or destroy, all relevant records and materials in such Party’s possession or control containing Confidential Information of the other Party; provided that a Party may keep one copy of such materials for legal archival purposes subject to continuing confidentiality obligations.

12.6Rights in Bankruptcy.  All rights and licenses granted under or pursuant to this Agreement by one Party to the other Party are, and otherwise will be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code or comparable provision of applicable bankruptcy or insolvency laws outside the U.S., licenses of right to “intellectual property” as defined under Section 101 of the U.S. Bankruptcy Code or comparable provision of applicable bankruptcy or insolvency laws outside the U.S.  The Parties agree that a Party that is a licensee of such rights under this Agreement will retain and may fully exercise all of its rights and elections under the U.S. Bankruptcy Code or comparable provision of applicable bankruptcy or insolvency laws outside the U.S.  The Parties further agree that, in the event of the commencement of a bankruptcy proceeding by or against a Party to this Agreement under the U.S. Bankruptcy Code or comparable provision of applicable bankruptcy or insolvency laws outside the U.S., the other Party will be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property and all embodiments of such intellectual property, and same, if not already in its possession, will be promptly delivered to it (a) upon any such commencement of a bankruptcy or insolvency proceeding upon its written request therefor, unless the bankrupt Party elects to continue to perform all of its obligations under this Agreement, or (b) if not delivered under subclause (a), following the rejection of this Agreement by or on behalf of the bankrupt Party upon written request therefor by the other Party.

12.7Survival.  Expiration or termination of this Agreement shall not relieve the Parties of any obligation or right accruing prior to such expiration or termination.  Except as set forth below or elsewhere in this Agreement, the obligations and rights of the Parties under the following

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provisions of this Agreement shall survive expiration or termination of this Agreement: Sections 7.1 (Payment; Reports) (solely with respect to Net Sales occurring prior to the effective date of termination), 7.2 (Exchange Rate; Manner and Place of Payment) (solely with respect to payments owed as of the effective date of termination), 7.3 (Taxes), 7.4 (Records; Audit), 7.5 (Late Payments), 8.1 (Ownership of Inventions), 8.2 (Patent Prosecution and Maintenance) (to the extent any case for prosecution or administrative action of any Joint Patent is pending or active as of the effective date of termination), 8.3 (Patent Enforcement) (to the extent any legal action in connection with a Licensed Product Infringement is pending or active as of the effective date of termination),  9.4 (Disclaimer), 12.1 (Term), 12.4 (Effects of Termination), 12.5 (Confidential Information), and 12.7 (Survival), and Articles 1 (Definitions) (to the extent used in other surviving provisions), 10 (Indemnification), 11 (Confidentiality), 13 (Dispute Resolution), and 14 (General Provisions) (excluding Section 14.9, Force Majeure).

13.	Dispute Resolution

13.1General.  Any dispute between the Parties in connection with or relating to this Agreement or any document or instrument delivered in connection herewith (a “Dispute”) shall be resolved pursuant to this Article 13.

13.2Executive Officers.  Any Dispute shall first be referred to the Executive Officers of the Parties, who shall confer in good faith on the resolution of the issue.  Any final decision mutually agreed to by the Executive Officers shall be conclusive and binding on the Parties.

13.3Intellectual Property Disputes.  If the Executive Officers are not able to agree on the resolution of a Dispute within thirty (30) days (or such other period of time as mutually agreed by the Executive Officers) after such Dispute was first referred to them and such Dispute is with respect to the validity, scope, enforceability, inventorship, or ownership of any Patent, trademark, or other intellectual property right (“IP Dispute”), then, if a Party wishes to pursue further resolution of such IP Dispute, such Party may bring an action, claim, or proceeding to resolve such IP Dispute in any court of competent jurisdiction in any country or jurisdiction in which such intellectual property rights apply.

13.4Arbitration.  If the Executive Officers are not able to agree on the resolution of a Dispute within thirty (30) days (or such other period of time as mutually agreed by the Executive Officers) after such Dispute was first referred to them, then, except as set forth in Section 13.3, if a Party wishes to pursue further resolution of such Dispute, such Dispute shall be finally resolved by binding arbitration in accordance with this Section 13.4.  Such Dispute shall be referred to and finally resolved by arbitration under the American Arbitration Association (“AAA”) rules, as then in effect, by a tribunal of three (3) arbitrators.  The seat and legal place of the arbitration shall be San Francisco, California.  Within thirty (30) days after such Dispute is referred to the AAA (or such longer time period as may be agreed by the Parties), each Party shall nominate one arbitrator and the third arbitrator shall be nominated by the two Party-nominated arbitrators within fifteen (15) days after the second arbitrator’s appointment.  If a Party does not nominate its arbitrator within the allotted period, then such arbitrator shall be appointed by the AAA in accordance with its rules.  Any arbitrator appointed by the AAA shall have at least ten (10) years’ experience in the pharmaceutical industry.  The arbitration shall be conducted, and all documents submitted to the arbitrators shall be, in English.  Each Party shall bear its own legal costs for its counsel and other

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expenses, and the Parties shall equally share the costs of the arbitration; provided that the arbitral tribunal shall have the discretion to provide that the losing Party is responsible for all or a portion of such arbitration and legal costs, and in such case the arbitral award will so provide.  The arbitrators shall have no power to award damages excluded pursuant to Section 10.5.  In no event shall the arbitrators assign a value to any issue greater than the greatest value for such issue claimed by either Party or less than the smallest value for such issue for such item claimed by either Party.  The award shall be final and binding upon the Parties and the Parties undertake to carry out any award without delay.  Judgment on the award may be entered in any court of competent jurisdiction.  Except to the extent necessary to confirm, enforce, or challenge an award of the arbitration, to protect or pursue a legal right, or as otherwise required by Applicable Law or regulation or securities exchange, neither Party nor any arbitrator may disclose the existence, content, or results of any arbitration hereunder without the prior written consent of both Parties.  Notwithstanding anything to the contrary in the foregoing, in no event shall an arbitration be initiated after the date when commencement of a legal or equitable proceeding based on the dispute, controversy, or claim would be barred by the applicable Delaware statute of limitations.  Any disputes concerning the propriety of the commencement of the arbitration shall be finally settled by the arbitral tribunal.

13.5Interim Relief.  Notwithstanding anything herein to the contrary, nothing in this Article 13 shall preclude either Party from seeking interim or provisional relief, including a temporary restraining order, preliminary injunction, or other interim equitable relief concerning a Dispute in any court of competent jurisdiction before or after the initiation of an arbitration as set forth in Section 13.4, if necessary to protect the interests of such Party.  This Section 13.5 shall be specifically enforceable.

13.6Reversion Royalty Dispute. Notwithstanding anything herein to the contrary, any Reversion Royalty Dispute shall be submitted to and finally resolved by this Section 13.6 (i.e., “baseball-style” arbitration). The Parties shall promptly designate in writing a single mutually acceptable arbitrator experienced in the licensing, development, and commercialization of pharmaceutical products, who is independent of each Party (i.e., not a current or former employee, consultant, officer, or director or current stockholder of either Party or their respective Affiliates and who does not otherwise have any current or previous business relationship with either Party or their respective Affiliates).  If the Parties cannot agree on an arbitrator within fifteen (15) Business Days after referral of the Reversion Royalty Dispute, the arbitrator shall be appointed by the AAA in accordance with its rules.  The arbitration shall be conducted in accordance with the AAA rules, as then in effect, to the extent consistent with this Section 13.6.  Within fifteen (15) Business Days after the arbitrator’s appointment, each Party shall prepare and deliver to both the arbitrator and the other Party its last, best offer for the unresolved financial terms of the reversion license, and a memorandum in support thereof. The Parties shall also provide the arbitrator with a copy of the relevant provisions of this Agreement. Each Party may submit to the arbitrator (with a copy to the other Party) a rebuttal to the other Party’s support memorandum and will at such time have the opportunity to amend its last such offer based on any new information contained in the other Party’s support memorandum. Within sixty (60) days after the arbitrator’s appointment, the arbitrator will select from the two (2) proposals provided by the Parties the proposal the arbitrator believes is the most fair and reasonable to the Parties under the circumstances. The decision of the

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arbitrator shall be final and binding on the Parties. The foregoing “baseball-style” arbitration shall be the exclusive remedy of each Party if the Parties cannot agree on a Reversion Royalty Dispute.

14.	General Provisions

14.1Governing Law.  This Agreement, and all questions regarding the existence, validity, interpretation, breach, or performance of this Agreement, shall be governed by, and construed and enforced in accordance with, the laws of the State of New York, without reference to its conflicts of law principles.

14.2Entire Agreement; Modification.  This Agreement, including the exhibits, is both a final expression of the Parties’ agreement and a complete and exclusive statement with respect to all of its terms.  This Agreement supersedes all prior and contemporaneous agreements and communications, whether oral, written, or otherwise, concerning any and all matters contained herein.  This Agreement may only be modified or supplemented in a writing expressly stated for such purpose and signed by the Parties to this Agreement.

14.3Relationship Between the Parties.  The Parties’ relationship, as established by this Agreement, is solely that of independent contractors.  This Agreement does not create any partnership, joint venture, or similar business relationship between the Parties.  Neither Party is a legal representative of the other Party, and neither Party can assume or create any obligation, representation, warranty, or guarantee, express or implied, on behalf of the other Party for any purpose whatsoever.

14.4Performance by Affiliates.  Anteris may discharge any obligations and exercise any right under this Agreement through any of its Affiliates.  Anteris shall cause its Affiliates to comply with the provisions of this Agreement in connection with any performance of its obligations under this Agreement.

14.5Waiver.  The waiver by either Party of any right under this Agreement or of the failure to perform or of a breach by the other Party shall not be deemed a waiver of any other right hereunder or of any other breach or failure by such other Party whether of a similar nature or otherwise.  Any waiver by a Party of a particular term or condition will be effective only if set forth in a written instrument duly executed by or on behalf of the Party waiving such term or condition.

14.6Assignment.  Except as expressly provided hereunder, neither this Agreement nor any rights or obligations hereunder may be assigned or otherwise transferred by either Party without the prior written consent of the other Party (which consent shall not be unreasonably withheld, conditioned, or delayed); except that each Party may assign or otherwise transfer this Agreement and its rights and obligations hereunder without the other Party’s consent as follows:

(a)in connection with a sale of all or substantially all of the business or assets of such Party, whether by merger, consolidation, divesture, restructure, sale of stock, sale of assets, or otherwise; or

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(b)to an Affiliate, provided that if the entity to which this Agreement is assigned ceases to be an Affiliate of the assigning Party, this Agreement shall be automatically assigned back to the assigning Party or its successor.

The rights and obligations of the Parties under this Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of the Parties specified above, and the name of a Party appearing herein will be deemed to include the name of such Party’s successors and permitted assigns to the extent necessary to carry out the intent of this Section 14.6.  Any assignment not in accordance with this Section 14.6 shall be null and void and of no legal force or effect.

14.7Severability.  If, for any reason, any part of this Agreement is adjudicated invalid, unenforceable, or illegal by a court of competent jurisdiction, such adjudication shall not affect or impair, in whole or in part, the validity, enforceability, or legality of any remaining portions of this Agreement.  The Parties will in such an instance use their best efforts to replace the invalid, unenforceable, or illegal provision(s) with valid, enforceable, and legal provision(s) that best implement the original intent of the Parties and purposes of this Agreement.

14.8Notices.  Any notice to be given under this Agreement must be in writing and delivered either in person, or by registered or certified mail (postage prepaid) requiring return receipt, or by internationally recognized overnight delivery service, in each case to the Party to be notified at its address given below, or at any other address such Party may designate by prior written notice to the other in accordance with this Section 14.8.  Notice shall be deemed sufficiently given for all purposes upon the earliest of: (a) if personally delivered, the date of actual receipt; (b) if delivered by registered or certified mail, five (5) days after the date of postmark; or (c) if delivered by overnight delivery service, the next day the overnight delivery service regularly makes deliveries.

If to vTv, notices must be addressed to:

vTv Therapeutics LLC
3980 Premier Drive, Suite 310
High Point, NC 27265
Attention:  Law Department

If to Anteris, notices must be addressed to:

Anteris Bio, c/o Aditum Bio
1111 Broadway, Suite 1300
Oakland, CA, 94607
Attention:  Ilan Zipkin

14.9Force Majeure.  Each Party shall be excused from liability for the failure or delay in performance of any obligation under this Agreement by reason of any event beyond such Party’s reasonable control, including fire, flood, explosion, earthquake, pandemic (including quarantine, lockdown or other similar orders imposed by any Governmental Authority in association with such pandemic), or other natural forces or acts of God, war, civil unrest, acts of terrorism, accident, destruction, or other casualty, any lack or failure of transportation facilities, any lack or failure of

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supply of raw materials, or any other event similar to those enumerated above.  Such excuse from liability shall be effective only to the extent and duration of the event(s) causing the failure or delay in performance and provided that the Party has not caused such event(s) to occur.  Notice of a Party’s failure or delay in performance due to force majeure must be given to the other Party within ten (10) business days after its occurrence.  All delivery dates under this Agreement that have been affected by force majeure shall be tolled for the duration of such force majeure.  In no event shall any Party be required to prevent or settle any labor disturbance or dispute.

14.10Interpretation.  The headings of clauses contained in this Agreement preceding the text of the sections, subsections, and paragraphs hereof are inserted solely for convenience and ease of reference only and shall not constitute any part of this Agreement, or have any effect on its interpretation or construction.  All references in this Agreement to the singular shall include the plural where applicable.  Unless otherwise specified, references in this Agreement to any Article shall include all Sections, subsections, and paragraphs in such Article, references to any Section shall include all subsections and paragraphs in such Section, and references in this Agreement to any subsection shall include all paragraphs in such subsection.  The word “including” and similar words means including without limitation.  The word “or” means “and/or” unless the context dictates otherwise because the subjects of the conjunction are, or are intended to be, mutually exclusive.  The words “herein”, “hereof”, and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Section or other subdivision.  All references to days in this Agreement mean calendar days, unless otherwise specified.  Ambiguities and uncertainties in this Agreement, if any, shall not be interpreted against either Party, irrespective of which Party may be deemed to have caused the ambiguity or uncertainty to exist.  This Agreement has been prepared in the English language and the English language shall control its interpretation.  In addition, all notices required or permitted to be given hereunder, and all written, electronic, oral, or other communications between the Parties regarding this Agreement shall be in the English language.

14.11Counterparts; Electronic Signatures. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which taken together shall be deemed to constitute one and the same agreement.  The Parties agree that execution of this Agreement by industry standard electronic signature software and/or by exchanging executed signature pages in .pdf format via e-mail shall have the same legal force and effect as the exchange of original signatures, and that in any proceeding arising under or related to this Agreement, each Party hereby waives any right to raise any defense or waiver based upon execution of this Agreement by means of such electronic signatures or maintenance of the executed agreement electronically.

{Signature Page Follows}

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In Witness Whereof, the Parties hereto have caused this License Agreement to be executed and entered into by their duly authorized representatives as of the Effective Date.

Anteris Bio, Inc. By:/s/ Ilan Zipkin Name:Ilan D. Zipkin, Ph.D. Title:CEO	vTv Therapeutics LLC By: /s/ Stephen L. Holcombe Name:Stephen L. Holcombe Title:President and CEO

{Signature Page to License Agreement}

List of Schedules:

Schedule 1.46: Lead Compound

Schedule 1.79: vTv Patents

Schedule 4.2: vTv Know-How, Lead Compound and Materials

Schedule 1.46

Lead Compound

Structure of HPP971

[***]

Schedule 1.79

vTv Patents

File #	Country	Status	Application No.	Date Filed	Patent No.	Grant Date
[***]	[***]	[***]	[***]	[***]	[***]	[***]

Schedule 4.2

vTv Know-How, Lead Compound and Materials

[***]